    As filed with the Securities and Exchange Commission on November 12, 2003

                                                     Registration No. 333-104541
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                           --------------------------

                               AMENDMENT NO. 4 TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------

                              Empire Resorts, Inc.
             (Exact Name of Registrant as Specified in Its Charter)

             Delaware                                         13-3714474
(State or Other Jurisdiction of                            (I.R.S. Employer
Incorporation or Organization)                           Identification Number)

                             c/o Monticello Raceway
                                    Route 17B
                           Monticello, New York 12701
                            (845) 794-4100, ext. 478
                            ------------------------
               (Address, Including Zip Code, and Telephone Number,
        Including Area Code, of Registrant's Principal Executive Offices)

                               Scott A. Kaniewski
                             Chief Financial Officer
                              Empire Resorts, Inc.
                         707 Skokie Boulevard, Suite 600
                           Northbrook, Illinois 60062
                                 (847) 418-3804
            (Name, Address, Including Zip Code, and Telephone Number,
              Including Area Code, of Agent For Service of Process)
                       -----------------------------------
                                   Copies to:
                            Robert H. Friedman, Esq.
                 Olshan Grundman Frome Rosenzweig & Wolosky LLP
                                 505 Park Avenue
                            New York, New York 10022
                                 (212) 753-7200
                    ----------------------------------------

            Approximate  date of  commencement  of proposed  sale to the public:
From time to time after this Registration Statement becomes effective.

            If the only  securities  being  registered  on this  Form are  being offered pursuant to dividend or interest  reinvestment  plans,  please check the following box. / /
            If any of the  securities  being  registered  on this Form are to be offered  on a  delayed  or  continuous  basis  pursuant  to Rule 415  under  the
Securities Act of 1933,  other than  securities  offered only in connection with dividend or interest reinvestment plans, please check the following box. /X/
            If this  Form is  filed to  register  additional  securities  for an offering  pursuant to Rule 462(b)  under the  Securities  Act,  please check the following box and list the Securities Act  registration  statement number of the earlier effective registration statement for the same offering. / /
            If this Form is a  post-effective  amendment  filed pursuant to Rule
462(c) under the Securities Act, check the following box and list the Securities
Act  registration   statement  number  of  the  earlier  effective  registration statement for the same offering. / /
            If delivery of the prospectus is expected to be made pursuant to
Rule 434, please check the following box. / /

            The  Registrant  hereby amends this  Registration  Statement on such date or  dates as may be  necessary  to  delay  its  effective  date  until  the
Registrant shall file a further  amendment which  specifically  states that this
Registration  Statement  shall  thereafter  become  effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the  Registration  Statement shall become  effective on such date as the Securities and Exchange  Commission, acting pursuant to said Section 8(a), may determine.

                                       2

THE  INFORMATION IN THIS  PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED.  WE MAY
NOT SELL  THESE  SECURITIES  UNTIL THE  REGISTRATION  STATEMENT  FILED  WITH THE
SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER
TO  SELL  THESE  SECURITIES  AND IT IS NOT  SOLICITING  AN  OFFER  TO BUY  THESE
SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  SUBJECT TO COMPLETION, DATED November 12, 2003

                                   PROSPECTUS

                         223,611 SHARES OF COMMON STOCK

                              Empire Resorts, Inc.

            This  prospectus  relates  to the  offer  and  sale  by the  selling stockholders  identified in this prospectus of up to an aggregate 223,611 shares of our common  stock.  We will not  receive  any  proceeds  from the sale of our common stock under this prospectus.

            The selling  stockholders  may offer their shares of common stock at any of the following  prices,  which may reflect  discounts  from the prevailing market prices at the time of sale:

            o   Fixed prices that may be changed

            o   Market prices prevailing at the time of sale

            o   Prices related to such prevailing market prices

            o   At negotiated prices

            o   Varying prices determined at the time of sale

            Our common  stock is listed on the Nasdaq Small Cap Market under the symbol "NYNY" and on the Boston Stock  Exchange under the symbol "NYN." The last reported  sale price for our common  stock on  November  11, 2003 was $10.95 per share.

--------------------------------------------------------------------------------

       THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS"
       BEGINNING ON PAGE 8.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

NEITHER  THE  SECURITIES  AND  EXCHANGE  COMMISSION  NOR  ANY  STATE  SECURITIES
COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS
PROSPECTUS  IS TRUTHFUL OR  COMPLETE.  ANY  REPRESENTATION  TO THE CONTRARY IS A
CRIMINAL OFFENSE.

--------------------------------------------------------------------------------

              The date of this prospectus is _______________, 2003.

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

            You should rely only on the information contained in this prospectus or any  accompanying  supplemental  prospectus and the information  specifically incorporated  by reference.  We have not  authorized  anyone to provide you with different  information  or make any additional  representations.  This is not an offer of these securities in any state or other  jurisdiction where the offer is not  permitted.  You should  not assume  that the  information  contained  in or incorporated by reference into this  prospectus or any prospectus  supplement is accurate  as of any  date  other  than  the  date on the  front  of each of such documents.

                                       ii

                               PROSPECTUS SUMMARY

            This  summary  represents  a summary  of all  material  terms of the offering  and  only  highlights  the  more  detailed  information  that  appears elsewhere, or incorporated by reference, in this prospectus. This prospectus may not contain all the  information  important to you as an investor.  Accordingly, you should  carefully read this entire  prospectus  before  deciding  whether to invest in our common stock.

            Unless the context otherwise requires, all references to "we," "us,"
or "the Company" in this prospectus refer collectively to Empire Resorts,  Inc., a Delaware corporation, and its subsidiaries.

                                   THE COMPANY

            We had no revenue during the fiscal year ended December 31, 2002 and for the six months ended June 30, 2003 and  sustained  net  operating  losses of approximately $9.5 million and $3.14 million, respectively, during such periods.

            We were  incorporated  in Delaware  in 1993 and our common  stock is traded on the  Nasdaq  Small Cap Market  under the symbol  "NYNY" and the Boston
Stock Exchange under the symbol "NYN".

            Our principal  executive offices are located at Monticello  Raceway,
Route 17B,  Monticello,  New York 12701. Our telephone number is (845) 794-4100, ext 478.

GENERAL

            While initially formed as a holding company for a diverse  portfolio
of  gaming  related   investments,   over  the  past  eighteen  months  we  have
concentrated  primarily on the development of gaming operations in the Catskills region of upstate New York.  To that end, we have  liquidated  nearly all of our holdings  unrelated to this  endeavor  and  increased  our minority  interest in
Catskill  Development,  L.L.C.,  the  sole  stockholder  of  Monticello  Raceway
Management,  Inc.,  the owner of  Monticello  Raceway,  a harness  horse  racing facility located in Monticello,  New York and the holder of a leasehold interest in a 48 year ground lease for 200 acres of land adjacent to Monticello  Raceway.
In  addition,  on  July 3,  2003,  we  entered  into a  Securities  Contribution
Agreement  with Catskill  Development,  L.L.C.,  Americas Tower Partners and the
members of Monticello  Raceway  Development  Company,  LLC, pursuant to which we agreed, subject to the satisfaction or waiver of various conditions,  to acquire all of the outstanding equity interests of Monticello Raceway Management,  Inc.,
Monticello Casino Management,  LLC, Monticello Raceway Development  Company, LLC
and  Mohawk  Management,  LLC,  and to  acquire  all of the  rights  to  operate
Monticello  Raceway in exchange for 80.25% of our common stock,  calculated on a post-transaction,  fully diluted basis. Following this transaction, we intend to
(i)  consolidate  our  operations  with  Monticello  Raceway  Management,  Inc.,
Monticello Casino Management,  LLC, Monticello Raceway Development  Company, LLC
and Mohawk  Management,  LLC, (ii) operate Monticello  Raceway,  (iii) develop a video lottery  terminal  program at Monticello  Raceway and (iv), in conjunction with the  Cayuga  Nation  of New  York,  develop a  resort-style  tribal  gaming facility on land adjacent to Monticello Raceway.

COMMON OWNERSHIP

            Each  of  us,  Catskill  Development,   L.L.C.,  Monticello  Raceway
Management,   Inc.,  Monticello  Casino  Management,   LLC,  Monticello  Raceway
Development  Company,  LLC and  Mohawk  Management,  LLC are under some level of common control.

            CATSKILL DEVELOPMENT, L.L.C.

            Catskill Development, L.L.C. has three classes of economic ownership interests,  with  each  class  corresponding  to  one of  Catskill  Development,
L.L.C.'s three businesses.  Class A economic ownership  interests  represent the right to  receive  distributions  and  allocations  from  Catskill  Development,
L.L.C.'s casino and wagering  operations;  Class B economic ownership  interests represent  the right to receive  distributions  and  allocations  from  Catskill
Development,  L.L.C.'s horseracing and other pari-mutuel activities; and Class C economic ownership  interests  represent the right to receive  distributions and allocations  from  Catskill  Development,  L.L.C.'s  real estate  ownership  and
development  operations.   Through  Alpha  Monticello,   Inc.,  a  wholly  owned
subsidiary, we indirectly hold approximately 48%, 37% and 25%, respectively,  of
Catskill  Development,  L.L.C.'s Class A, Class B and Class C economic ownership interests.

            Watertone  Holdings,  L.P., which is controlled by Robert A. Berman, our chief executive  officer,  a member of our board of directors and our former chairman,  and Scott A.  Kaniewski,  our chief  financial  officer  and a former member  of our  board  of  directors,  holds  approximately  15%,  13% and  25%, respectively,  of Catskill  Development,  L.L.C.'s  Class A, Class B and Class C
economic ownership interests.

            Americas Tower Partners, which is controlled by Joseph E. Bernstein, a member of our board of directors, Ralph J. Bernstein, a member of our board of directors,  and Morad Tahbaz,  Catskill  Development,  L.L.C.'s  president,  our president and a member of our board of directors,  holds  approximately 33%, 25%
and 25%,  respectively,  of Catskill Development,  L.L.C.'s Class A, Class B and
Class C economic ownership interests.

            MONTICELLO RACEWAY MANAGEMENT, INC.

            Catskill Development,  L.L.C. owns all of the issued and outstanding capital  stock of  Monticello  Raceway  Management,  Inc.  Thomas  W.  Aro,  our
executive  vice  president,  secretary  and a  former  member  of our  board  of directors,  and Morad Tahbaz are each members of Monticello Raceway  Management,
Inc.'s board of directors.

            MONTICELLO CASINO MANAGEMENT, LLC

            Catskill Development, L.L.C. owns 60% of the membership interests of
Monticello  Casino  Management,  LLC and we, through a wholly owned  subsidiary, indirectly own 40% of the membership  interests of Monticello Casino Management,
LLC. Robert A. Berman,  Ralph J.  Bernstein,  Thomas W. Aro and Morad Tahbaz are
each members of the board of managers of Monticello Casino Management, LLC.

            MOHAWK MANAGEMENT, LLC

            Catskill Development, L.L.C. owns 60% of the membership interests of
Mohawk Management, LLC and we, through a wholly owned subsidiary, indirectly own
40% of the membership  interests of Mohawk  Management,  LLC.  Robert A. Berman,
Ralph J. Bernstein, Thomas W. Aro and Morad Tahbaz are each members of the board of managers of Mohawk Management, LLC.

            MONTICELLO RACEWAY DEVELOPMENT COMPANY, LLC

            The membership  interests of Monticello Raceway Development Company,
LLC are owned 50% by Americas Tower Partners,  41% by Robert A. Berman, 7.65% by
Scott A. Kaniewski,  .05% by two affiliates of Mr. Kaniewski and 1.35% by Philip
B. Berman,  our vice  president of project  coordination.  Joseph E.  Bernstein,
Ralph J. Bernstein,  Philip B. Berman and Scott A. Kaniewski are each members of the board of managers of Monticello Raceway Development Company, LLC.

            A  diagram  summarizing  the  current  ownership  structure  of  us,
Catskill Development,  L.L.C.,  Monticello Raceway Management,  Inc., Monticello
Casino Management,  LLC, Monticello Raceway Development  Company, LLC and Mohawk
Management, LLC is provided on the following page.

                               [GRAPHIC OMITTED]

------------
(1)  Includes a .025%  membership  interest  held by  Kaniewski  Family  Limited
Partnership, with respect to which Mr. Kaniewski is the general partner and a 1%
limited partner (with sole voting and disposition rights) and a .025% membership interest  held by KFP  Trust,  with  respect  to  which  Stacey  Kaniewski,  Mr.
Kaniewski's  wife,  is  the  sole  trustee,  and  with  respect  to  which,  Mr.

Kaniewski's  children  are  its  sole  beneficiaries.  Mr.  Kaniewski  disclaims beneficial ownership of all interests held by KFP Trust.

(2) The  diagram  shows only those  partners  of  Americas  Tower  Partners  and
Watertone  Holdings,  LP that serve as  executive  officers or  directors of us,
Catskill Development,  L.L.C.,  Monticello Raceway Management,  Inc., Monticello
Casino Management, LLC, Mohawk Management, LLC or Monticello Raceway Development
Company, LLC.

(3) Joseph E. Bernstein  beneficially owns a 1% economic interest and 50% voting power in Americas Tower  Partners,  and the JB Trust,  in which Mr.  Bernstein's mother,  Helen  Bernstein,  is sole  trustee and Mr.  Bernstein's  children  are ultimate  beneficiaries,  beneficially  owns a 49%  economic  interest,  with no voting  rights.  Joseph E. Bernstein and the JB Trust  beneficially  own, 2% and
98%,  respectively,  of (a) 35% of the interests of Americas  Tower  Partners in
Catskill Development,  L.L.C., which comprises an economic ownership interest of
33%, 25% and 25%,  respectively,  of Catskill  Development,  L.L.C.'s casino and wagering  operations,  horseracing and other  pari-mutuel  activities,  and real estate  ownership  and  development  operations  and (b) 35% of  Americas  Tower
Partners' 75% membership  interest in Monticello  Raceway  Development  Company,
LLC. By virtue of a 50% voting  control  position in  Americas  Tower  Partners,
Joseph E. Bernstein is deemed to be the beneficial  owner of 35% of the interest of Americas  Tower  Partners  in Catskill  Development,  L.L.C.  and  Monticello
Raceway Development  Company,  LLC. Mr. Bernstein disclaims beneficial ownership of the assets of the JB Trust.

(4) Certain  members of Catskill  Development,  L.L.C.,  owning in the aggregate less than 2.5% of the membership interests of Catskill Development,  L.L.C., are not shown in this diagram.

(5) Of  Catskill  Development,  L.L.C.'s  seven  members,  the vast  majority of
Catskill  Development,  L.L.C.'s economic ownership  interests are held by Alpha
Monticello, Inc., Watertone Holdings, LP, Americas Tower Partners and Monticello
Realty  L.L.C.  In addition,  under  Catskill  Development,  L.L.C.'s  operating agreement,  Alpha  Monticello,  Inc.,  Watertone  Holdings,  LP,  Americas Tower
Partners  and  Monticello  Realty  L.L.C.  are  the  only  members  of  Catskill
Development, L.L.C. with voting rights, with each of these four members entitled to one vote on all matters submitted to members for a vote.

THE RACETRACK AND VIDEO LOTTERY INITIATIVE

            Following  our  proposed   consolidation   with  Monticello  Raceway
Management,   Inc.,  Monticello  Casino  Management,   LLC,  Monticello  Raceway
Development  Company,  LLC and Mohawk  Management,  LLC,  we will own all of the rights to operate Monticello Raceway, a harness horse racing facility located in
Monticello,  New York.  Recently,  Monticello  Raceway  was granted the right to install  and operate up to 1,800 video  lottery  terminals  on behalf of the New
York State Lottery.  Video lottery terminals,  or VLTs, are video gaming devices that appear very similar to traditional slot machines. During the past decade, a number of racetracks  have  implemented  VLT programs,  with the general  result being a  significant  increase in  racetrack  revenue.  To  construct a facility
suitable  to  house  the  VLTs  at  Monticello  Raceway,   however,   will  cost
approximately  $20  million.  Whether  we will be able to  raise  this  money on reasonable  terms,  or at all, is uncertain at this time.  Moreover,  Monticello
Raceway's   right  to  install  these  VLTs  remains  subject  to,  among  other uncertainties,  reaching an accord with the horsemen at Monticello  Raceway over how the VLT revenues are to be allocated and receiving a final approval from the
New York State  Lottery of the VLT  facility's  design,  staffing  and  proposed operation.  We cannot assure investors that we will quickly, if ever, be able to reach an accord with the  horsemen at  Monticello  Raceway or receive all of the required  approvals  from the New York State  Lottery in order to  commence  VLT operations.

ANCILLARY GAMING AGREEMENTS

            On April 3,  2003,  we, the  Cayuga  Nation of New York,  the Cayuga
Catskill Gaming Authority,  Catskill  Development,  L.L.C.,  Monticello  Raceway
Development Company,  LLC and Monticello Casino Management,  LLC, the latter two of which are jointly owned by us and Catskill Development,  L.L.C., entered into a series of agreements that provide for the joint  development of a resort-style tribal gaming  facility on land adjacent to  Monticello  Raceway.  The principal agreements  include:  (i) a Land  Purchase  Agreement,  (ii) a  Gaming  Facility
Management  Agreement,  (iii) a Gaming  Facility  Development  and  Construction
Agreement and (iv) a Special Letter Agreement.

            o   Under the Land Purchase Agreement, Catskill Development,  L.L.C.
                has agreed to convey fee simple title to  approximately 29 acres of land adjacent to Monticello  Raceway to the United States, in trust,  for the  benefit  of the Cayuga  Nation of New York,  in exchange  for  $10,000,000  to be  paid by the  Cayuga  Catskill
                Gaming Authority.

            o   Under the  Gaming  Facility  Management  Agreement,  the  Cayuga
                Catskill Gaming Authority has agreed to retain Monticello Casino
                Management, LLC to manage the development of the proposed tribal gaming  facility  for a  monthly  management  fee  of 35% of the facility's  net revenues,  as determined in accordance  with the rules prescribed by the National Indian Gaming Commission.

            o   Under  the  Gaming   Facility   Development   and   Construction
                Agreement,  the Cayuga Catskill  Gaming  Authority has agreed to appoint Monticello Raceway Development Company, LLC as its agent
                with  the  exclusive   right  to  design,   engineer,   develop,

                construct, and furnish the proposed tribal gaming facility until the expiration or termination of the Gaming Facility  Management
                Agreement.  For these services,  Monticello Raceway  Development
                Company,  LLC is to be  paid  a fee  equal  to 5% of  the  total project costs, which costs may not exceed $505,000,000.

            o   Under the Special Letter  Agreement,  we, Catskill  Development,
                L.L.C.,  and the Cayuga  Nation of New York have  agreed to work exclusively  with each  other to  develop  the  proposed  tribal gaming  facility  and to issue to the Cayuga  Nation of New York
                300,000 shares of our common stock,  vesting over a twelve month period,  as consideration for this exclusive  arrangement.  This letter agreement also provides for Catskill Development,  L.L.C.
                to fund the Cayuga Nation of New York's  development  costs with respect  to the  proposed  tribal  gaming  facility  and for the
                Cayuga  Nation  of  New  York  to   participate   with  Catskill
                Development,   L.L.C.  and/or  us  and  our  affiliates  in  the
                ownership of a to-be-developed  hotel that will be designated as the gaming facility's  preferred provider.  The letter agreement further provides for a reciprocal  ten-year option to acquire up to a 33.33% ownership interest in other lodging,  entertainment, sports  and/or  retail  facilities  which  may be  developed  or operated within a 15 mile radius of the gaming facility.

            In  order  for  both  of  Monticello  Casino  Management,   LLC  and
Monticello Raceway  Development,  LLC to carry out their obligations under these agreements,  we will likely need to raise  significant  financing  from  outside investors.  However,  such financing is not likely to be available on reasonable terms,  or at all,  until the  Gaming  Facility  Management  Agreement  has been approved  by the  National  Indian  Gaming  Commission  and  the  Land  Purchase
Agreement has been approved by the Bureau of Indian Affairs.  Specifically,  the
Indian  Gaming  Regulatory  Act  requires  that all  agreements  relating to the management  of tribal  casinos  first be approved by the National  Indian Gaming
Commission  before they can become  effective.  In addition,  the Indian  Gaming
Regulatory Act further  requires that the Bureau of Indian  Affairs  pre-approve all  arrangements  to transfer  land to the United  States in trust for a Native
American tribe, as is being proposed in the Land Purchase  Agreement.  Obtaining such approvals, however, can take years and no assurance can be given that these approvals will be obtained at all. While we expect these agreements will receive an expedited  review from the National  Indian Gaming  Commission  and Bureau of
Indian  Affairs,  as the  Bureau of Indian  Affairs  has  previously  approved a similar  arrangement  with respect to the same site,  prompt  approval cannot be assured.  Moreover,  the ability to proceed  after  receipt of these  regulatory approvals will be subject to current market conditions and the fact that neither we nor any of our partners have had significant casino gaming  experience.  As a result,  we can provide no  assurance  that we will ever be able to secure these needed funds on reasonable terms or at all.

            Our  ability to  participate  in New  York's VLT  program or to help develop  and  manage a Native  American  casino in  conjunction  with the Cayuga
Nation of New York could also be hampered by the outcome of two pending lawsuits that seek to enjoin the State of New York from  proceeding  with the VLT program or permitting the  construction  of any new Native  American  casinos within the
State of New York's  borders.  While the trial court recently  dismissed both of these cases, the plaintiffs have announced that they intend to appeal. Should an appellate  court  overrule the trial court and  reinstate  these  lawsuits,  and should the  plaintiffs  ultimately  prevail on all or part of their claims,  our
business  strategy  could  be  seriously   adversely   affected.   Moreover,   a
reinstatement of these lawsuits, even prior to a definitive ruling on the merits of the  cases,  would  hamper  fundraising  efforts  and  adversely  affect  the implementation  of our business plan, as investors  might be reluctant to invest given the uncertainty that such a holding would create.

                                  THE OFFERING

            This prospectus relates to the offer and sale, from time to time, of up to 223,611  shares of our common  stock by the  selling  stockholders  listed below.  The shares of common  stock being  offered  under this  prospectus  were acquired from us by the selling  stockholders  pursuant to private placements in which we agreed to register the resale of such common stock with the  Securities and Exchange Commission.

            Our  registration  of  the  resale  of our  common  stock  does  not necessarily  mean that all or any portion of such  common  stock will be offered for resale by the selling  stockholders.  While we will not receive any proceeds from the sale of our common stock under this prospectus,  we have agreed to bear the expenses of  registering  the shares under all federal and state  securities laws.

                                  RISK FACTORS

            AN  INVESTMENT  IN OUR COMMON STOCK  INVOLVES A HIGH DEGREE OF RISK.
THE RISK  FACTORS  LISTED  BELOW ARE THOSE THAT WE CONSIDER TO BE MATERIAL TO AN
INVESTMENT IN OUR COMMON STOCK AND THOSE WHICH, IF REALIZED, COULD HAVE MATERIAL
ADVERSE EFFECTS ON OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS AS
SPECIFICALLY  DISCUSSED BELOW. IN SUCH AN EVENT, THE TRADING PRICE OF OUR COMMON
STOCK COULD DECLINE,  AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.  BEFORE
YOU INVEST IN OUR COMMON STOCK, YOU SHOULD BE AWARE OF VARIOUS RISKS,  INCLUDING
THOSE  DESCRIBED  BELOW.  YOU SHOULD  CAREFULLY  CONSIDER  THESE  RISK  FACTORS,
TOGETHER WITH ALL OF THE OTHER INFORMATION INCLUDED OR INCORPORATED BY REFERENCE
IN THIS PROSPECTUS, BEFORE YOU DECIDE WHETHER TO PURCHASE OUR COMMON STOCK. THIS
SECTION  INCLUDES OR REFERS TO CERTAIN  FORWARD-LOOKING  STATEMENTS.  YOU SHOULD
REFER  TO  THE  EXPLANATION  OF  THE  QUALIFICATIONS  AND  LIMITATIONS  ON  SUCH
FORWARD-LOOKING STATEMENTS DISCUSSED ON PAGE 15.

WE CURRENTLY FACE A LIQUIDITY SHORTFALL.

            We had no  revenue  in 2002,  and at  August  1,  2003  our  current liabilities  exceed  current  assets by  $1,169,967.  In addition,  to begin the development  of a Native  American  casino,  we will need to raise at least $150 million from outside  investors.  We expect to raise these needed funds  through either debt or equity financing. Our ability to secure debt financing,  however, is  questionable,  as we will likely have over $5 million in  subordinated  debt following the  consolidation's  closing due to a closing  condition that certain shares of our common  stock be  redeemed,  and our assets  will  consist  almost entirely of Monticello Raceway, a small harness horse racing facility located in
Monticello,  New York, and various contractual rights related to the development of a Native American  casino,  which  contracts may not be directly  financeable until some of them have been approved by the National  Indian Gaming  Commission and/or the Bureau of Indian Affairs. Nevertheless, should we be able obtain debt financing, such debt will likely contain restrictions that limit or prohibit our future actions,  and allow the lender to accelerate the loan upon a default. Our ability to secure  equity  financing  is also highly  uncertain,  given  current market  conditions  and the fact that neither we nor our  subsidiaries  have any meaningful gaming experience outside of operating a harness horse racetrack.  In addition,  any future equity  financing  will dilute the equity  position of our stockholders and no assurance can be given that equity financing can be obtained on reasonable terms or at all.

WE HAVE  RECEIVED AN OPINION FROM OUR AUDITORS  THAT  EXPRESSES  DOUBT ABOUT OUR
ABILITY TO CONTINUE AS A GOING CONCERN.

            The opinion of Friedman Alpren & Green LLP, our independent auditors with  respect to our  financial  statements  as of  December  31, 2001 and 2002, contains an explanatory  paragraph that  expresses  substantial  doubt as to our ability to continue as a going concern.  This opinion indicates that substantial doubt  exists  regarding  our  ability  to  continue  to remain in  business  as currently structured. Such an opinion may adversely affect our ability to obtain new financing on reasonable terms or at all.

            Currently,  we are not actively  involved in any operating  business and serve as a holding  company that is entirely  dependent on the operations of companies  in which we hold  non-controlling  interests,  and their  ability and willingness  to make  dividends or  distributions  to us, in order to provide us with internal cash flow.

            Under our existing structure we are entirely reliant on dividends or distributions  from Catskill  Development,  L.L.C. in order to generate internal cash flow.  However,  Catskill  Development,  L.L.C. must first satisfy numerous senior  obligations  before it can make any significant  distributions to us, as discussed  below.  Unless we are able to  successfully  complete  our efforts to restructure  and  recapitalize  the Company,  our ability to satisfy our ongoing operating  expenses  will be very  difficult,  since it is unlikely that we will receive  distributions from our subsidiaries in the near future. As a result, we could be forced to liquidate  substantially  all of our assets and terminate our operations  as a  going  concern  or seek  bankruptcy  court  protection.  If we continue to have no active business activities,  it is possible that we could be considered  to be engaged  solely in the  business  of  investing  or trading in securities,  which is subject to regulation under the Investment  Company Act of
1940. In such event,  we would be required to register as an investment  company and could be expected to incur significant registration and compliance costs. It is not our intention to operate as such a holding company.

CERTAIN  CREDITORS AND MEMBERS OF CATSKILL  DEVELOPMENT,  L.L.C. NEED TO BE PAID
OFF BEFORE WE CAN RECEIVE ANY SUBSTANTIAL RETURN ON OUR PRINCIPAL ASSET.

            Members of Catskill  Development,  L.L.C.  have contributed funds to finance the purchase of Monticello  Raceway and its ongoing efforts to develop a resort-style  Native American casino.  These contributions and a mortgage on the property (together with cumulative interest thereon compounded at 10% per annum)
must be repaid  before  any net  earnings  from  Catskill  Development  L.L.C.'s operations  will be available for  distribution  to us. As of February 14, 2003, the aggregate  amount needed to satisfy payment of both said  contributions  and mortgage (with interest) was approximately  $44,078,000.  As a result, unless we complete our planned  consolidation with Catskill  Development,  L.L.C., we will only receive a return of the funds we contributed  (and the cumulative  interest thereon),  until  distributions  from operating  income and/or proceeds from the sale of the assets exceed the amount necessary to meet these obligations.

POSSIBLE RESCISSION RIGHTS.

            There is a  possibility  that we may have  offered and sold  certain shares of common stock in violation of Section 5 of the  Securities Act of 1933, as  amended.  As a result,  the  purchasers  of such shares may be entitled to a number of remedies,  including a one year  rescission  right with respect to any shares of common stock which have been  improperly  sold to them.  Specifically, the  transactions  in  question  relate to the sale of 579,149  shares of common stock  from  April 15,  2003  through  September  2003,  that have an  aggregate purchase  price of  $4,632,649.  Such  purchasers  could be entitled to have the aggregate purchase price of such shares refunded by us, plus interest. We cannot assure you that we have, or will be able to obtain,  capital  sufficient to fund any such repurchases, if required.

THE  SUCCESS  OF  OUR  EFFORTS  TO  CONSOLIDATE  OUR  OPERATIONS  WITH  CATSKILL
DEVELOPMENT,  L.L.C.  IS  SUBJECT  TO THE  SATISFACTION  OR  WAIVER  OF  CERTAIN
CONDITIONS.

            Our current  business plan calls for us to consolidate our interests with Catskill Development,  L.L.C. under the Securities  Contribution  Agreement entered into on July 3, 2003. This transaction,  however, is subject to a number of conditions to closing, including,  without limitation,  receiving stockholder approval,  obtaining a tax opinion that the consolidation  will qualify as a tax free transaction  under the Internal Revenue Code,  obtaining a fairness opinion
from  an   independent   advisory   firm   attesting  to  the  fairness  of  the
consolidation's  terms from a financial point of view and the effectiveness of a
registration   statement   registering   the  stock  being  issued  to  Catskill
Development,  L.L.C.,  Americas  Tower  Partners  and  BKB,  LLC as  part of the consolidation.  If these conditions to closing are not achieved prior to January
31,  2004,  any of the  parties  is  free  to  elect  not to  proceed  with  the consolidation.  We believe that the  consolidation is necessary in order for the partners in Catskill  Development,  L.L.C.  to better  achieve  their  strategic objectives  and to provide the Company  with  longer  term  financial  stability
through  the  acquisition  of  an  operating  business.  If  consummated,   this
transaction  will eliminate the mortgage on Monticello  Raceway and the need for capital  account  requirements  to be met before we have access to the  revenues from raceway  operations.  Failure to complete the  transaction  would therefore seriously impair our ability to obtain new financing on reasonable terms and our long-term viability.

GENERAL ECONOMIC CONDITIONS MAY ADVERSELY AFFECT OUR RESULTS.

            The business operations of Catskill Development, L.L.C. are affected by  economic  conditions.  Since our  principal  investment  is our  interest in
Catskill  Development,  L.L.C., a deepening recession or downturn in the general economy, or in the Catskill Development,  L.L.C.'s region, could result in fewer customers  visiting  Monticello Raceway or wagering on its races at an off-track location, which would consequently adversely affect our results as well.

THE  CONTINUING  DECLINE  IN THE  POPULARITY  OF  HORSE  RACING  AND  INCREASING
COMPETITION  IN  SIMULCASTING  COULD  ADVERSELY  IMPACT  CATSKILL   DEVELOPMENT,
L.L.C.'S BUSINESS.

            There has been a general  decline in the number of people  attending and wagering at live horse races at North American racetracks due to a number of
factors,   including   increased   competition   from  other  forms  of  gaming,
unwillingness  of customers to travel a significant  distance to racetracks  and

                                       10

the increasing  availability of off-track wagering.  The declining attendance at live horse  racing  events  has  prompted  racetracks  to rely  increasingly  on
revenues  from  inter-track,   off-track  and  account  wagering  markets.   The
industry-wide  focus on inter-track,  off-track and account wagering markets has increased  competition  among  racetracks  for outlets to  simulcast  their live races.  A  continued  decrease  in  attendance  at live  events and in  on-track wagering,  as well as increased  competition in the  inter-track,  off-track and account  wagering  markets,  could lead to a decrease  in the amount  wagered at
Monticello Raceway. Catskill Development, L.L.C.'s business plan anticipates the possibility  of  Monticello  Raceway  attracting  new customers to its racetrack wagering  operations  through  potential  casino  development  or video  lottery operations  in order to  offset  the  general  decline  in  raceway  attendance.
However,  even if the numerous  arrangements,  approvals and legislative changes necessary for casino development or video lottery  operations occur,  Monticello
Raceway may not be able to maintain  profitable  operations.  Public  tastes are unpredictable and subject to change.  Any decline in interest in horse racing or any change in public tastes may adversely affect Monticello  Raceway's  revenues and,  therefore,  limit  its  ability  to make a  positive  contribution  to our results.

GAMING  ACTIVITIES  ARE  DEPENDENT ON  GOVERNMENTAL  REGULATION  AND  APPROVALS.
CHANGES IN SUCH  REGULATION OR THE FAILURE TO OBTAIN OR MAINTAIN SUCH  APPROVALS
COULD ADVERSELY AFFECT US.

            The current or future  gaming  operations  of Catskill  Development,
L.L.C. are contingent upon continued  governmental  approval of these operations as forms of legalized  gaming.  Their  current or future gaming  operations  are subject to extensive governmental  regulation and could be subjected at any time to additional or more restrictive  regulation,  or banned entirely.  They may be unable to obtain,  maintain or renew all governmental  licenses,  registrations, permits and approvals necessary for the operation of their pari-mutuel  wagering and other gaming facilities. Licenses to conduct live horse racing and simulcast wagering by Catskill Development, L.L.C. must be obtained annually from New York
State's regulatory authority. A significant change to current racing law, or the loss,  or  non-renewal,  of licenses,  registrations,  permits or approvals  may materially impact on our revenue share allocations, limit the number of races it can conduct or the form or types of  pari-mutuel  wagering it offers,  and could
have  a  material  adverse  effect  on  its  business.  In  addition,   Catskill
Development,  L.L.C.  currently  devotes  significant  financial and  management resources to complying  with the various  governmental  regulations to which its operations are subject.  Any  significant  increase in  governmental  regulation would increase the amount of its resources  devoted to governmental  compliance, could  substantially  restrict its business,  and could consequently  materially adversely affect our results.

THE GAMING  INDUSTRY IN THE  NORTHEASTERN  UNITED STATES IS HIGHLY  COMPETITIVE,
WITH MANY OF OUR COMPETITORS BETTER KNOWN AND MORE WELL FINANCED THAN US.

            The gaming  industry  in the  Northeastern  United  Stated is highly competitive  and  increasingly  run by  multinational  corporations  that  enjoy widespread  name  recognition,  established  brand  loyalty,  decades  of casino operation  experience  and  a  diverse  portfolio  of  gaming  assets.  This  is particularly true in Atlantic City. In contrast,  Catskill  Development,  L.L.C.
has limited  financial  resources and is currently limited to the operation of a harness horse  racetrack in  Monticello,  New York.  Moreover,  even if Catskill
Development,  L.L.C.  is  successful in  installing  video lottery  terminals at
Monticello Raceway and/or developing a Native American casino on its property it
would  still  face  competitive   disadvantages  if  Park  Place   Entertainment

                                       11

Corporation,  the world's  largest  gaming  conglomerate,  and/or  Trading  Cove
Associates,  the  developers  of the  hugely  successful  Mohegan  Sun casino in
Connecticut,  are successful on building a Native American casino on neighboring properties.

WE, AND  CERTAIN OF OUR  AFFILIATES,  ARE  REQUIRED  TO BE  APPROVED  BY VARIOUS
GOVERNMENTAL  AGENCIES IN ORDER TO OWN AN INTEREST,  OR  PARTICIPATE  IN, GAMING
ACTIVITIES.

            As part of gaming  regulation,  we and our  affiliates are generally required to be  licensed  or  otherwise  approved  in each  jurisdiction,  which generally  involves a  determination  of suitability  with respect to us and our affiliates, and our and their officers, directors and significant investors. For example,  the New York Racing & Wagering Board upon a  determination  that it is inconsistent with the public interest, convenience or necessity or with the best interests or racing  generally that any person  continue to be a shareholder (of record or  beneficially)  in any  entity  that is  licensed  to engage in racing activities  or that owns 25% or more of such  licensed  entity,  may direct such shareholder to dispose of its interest in such entity.

SEVERAL OF OUR FORMER  OFFICERS AND DIRECTORS WERE INDICTED AND OUR  SUITABILITY
TO PARTICIPATE IN GAMING ACTIVITIES IS SUBJECT TO ONGOING REVIEW OF OUR MANAGERS
AND OWNERS BY GAMING REGULATORS.

            During  2002,  six former  officers or directors of the Company were charged in indictments  alleging  certain criminal  activities.  These included:
Monty Hundley, who resigned in March 1995, Howard Zukerman who resigned in April
1997,  Sanford Freedman who resigned in March 1998, Stanley Tollman who resigned as Chairman,  President  and Chief  Operating  Officer in February  2002,  James
Cutler who resigned in February 2002 and Brett Tollman (son of Stanley  Tollman)
who resigned in June 2002.  None of the acts these  individuals are charged with relate to their  roles or  activities  with us and we are not  charged  with any
wrongdoing.   However,   ownership  of  Bryanston  Group,  Inc.,  our  principal
shareholder  can be associated with Monty Hundley and/or Stanley Tollman through their relationships with its beneficial owners and was managed by Brett Tollman.
In December, we entered into to an agreement with Bryanston Group, Inc. and with certain of these officers and other related  parties in an effort to remove them from a position to control the Company or to  participate  in the results of any gaming activities.  Such  arrangements,  and the status of our current officers, directors and other  investors,  are subject to ongoing review and evaluation by various  governmental  agencies that regulate and license gaming activities.  In the event  that any of our  officers,  directors  or  investors  was found to be unsuitable,  current or future  licenses or other  approvals could be revoked or denied or conditioned  upon the divestiture or termination of such individual or investor's interests.

OUR BUSINESS PLAN CONTEMPLATES ENTERING INTO AN AGREEMENT WITH A NATIVE AMERICAN
TRIBE FOR THE PURPOSE OF JOINTLY  DEVELOPING A CASINO IN  MONTICELLO,  NEW YORK.
THE ENFORCEMENT OF CONTRACTUAL  RIGHTS AGAINST NATIVE AMERICAN TRIBES,  HOWEVER,
IS DIFFICULT.

            Federally   recognized   Native   American  tribes  are  independent
governments,  subordinate to the United States, with sovereign powers, except as those powers may have been limited by treaty or the United States Congress. Such tribes  maintain  their own  governmental  systems and often their own  judicial systems and have the right to tax,  and to require  licenses and to impose other forms of regulation and regulatory fees, on persons and businesses  operating on their lands. As sovereign nations,  federally  recognized Native American tribes

                                       12

are  generally  subject  only to  federal  regulation.  States  do not  have the authority to regulate them, unless such authority has been specifically  granted by  Congress,  and state laws  generally  do not  directly  apply to them and to activities taking place on their lands, unless they have a specific agreement or compact with the state or federal  government  allowing for the  application  of state  law.  Any  contract  we enter  into with a  federally  recognized  Native
American  tribe or nation to jointly  develop a casino will likely  provide that the law of the State of New York will be the governing law of such contract.  We cannot  assure  you,  however,  that  these  choice  of  law  clauses  would  be enforceable,  leading to  uncertain  interpretation  of our rights and  remedies under such contracts.

            Federally  recognized  Native  American  tribes also generally enjoy sovereign immunity from suit similar to that of the states and the United States federal  government.  In order to sue a Native  American  tribe (or an agency or instrumentality of a Native American tribe), the Native American tribe must have effectively waived its sovereign immunity with respect to the matter in dispute.
There can be no assurance that any Native  American  tribe we jointly  develop a casino  with will be  willing to waive its rights to  sovereign  immunity,  thus undermining  our  ability to enforce  our rights  under any  contract  with such tribe.  Moreover,  even  if a  Native  American  tribe  effectively  waives  its sovereign immunity, there exists an issue as to the forum in which a lawsuit can be brought against the tribe.  Federal courts are courts of limited jurisdiction and generally do not have  jurisdiction  to hear civil cases relating to matters concerning  Native  American  lands or the internal  affairs of Native  American governments.  Federal  courts may have  jurisdiction  if a federal  question  is raised by the  lawsuit,  but that is  unlikely  in a typical  contract  dispute.
Diversity of citizenship,  another common basis for federal court  jurisdiction, is not  generally  present in a suit against a tribe  because a Native  American tribe is not considered a citizen of any state. Accordingly,  in most commercial disputes with tribes,  the jurisdiction of the federal courts,  may be difficult or impossible to obtain.

WE DEPEND ON OUR KEY PERSONNEL AND THE LOSS OF THEIR  SERVICES  WOULD  ADVERSELY
AFFECT OUR OPERATIONS.

            If we are unable to  maintain  our key  personnel  and  attract  new employees, the execution of our business strategy may be hindered and our growth limited.  We believe  that our  success is largely  dependent  on the  continued
employment of our senior  management and other key personnel.  If one or more of these  individuals  were  unable  or  unwilling  to  continue  in their  present positions, our business could be seriously harmed.

FUTURE SALES OF OUR COMMON STOCK MAY ADVERSELY AFFECT ITS PRICE.

            Approximately  18,219,075  shares of our common stock will be issued pursuant to our proposed consolidation with Catskill Development, L.L.C., all of which shares will be  immediately  available  for resale.  In  addition,  we are obligated to issue  300,000  shares of common stock to the Cayuga  Nation of New
York under the Special Letter Agreement discussed above. If the holders of these shares were to attempt to sell a substantial  amount of their  holdings at once, the  market  price of our  common  stock  would  likely  decline.  We also  have outstanding  options to purchase an aggregate of 840,528  shares of common stock at an average  exercise price of $2.66 per share. As the exercise price for many of these  options is well below the current  market  price of our common  stock, these  options are likely to be  exercised,  causing  existing  stockholders  to experience  substantial dilution,  and, most likely, a consequential drop in the common  stock's  market price.  Moreover,  the perceived  risk of this potential dilution could cause  stockholders to attempt to sell their shares and investors

                                       13

to "short" the stock,  a practice in which an investor  sells  shares that he or she does not own at prevailing market prices, hoping to purchase shares later at a lower price to cover the sale.  As each of these events would cause the number of shares of our common  stock being  offered for sale to  increase,  the common stock's  market price would likely  further  decline.  All of these events could combine  to make it very  difficult  for us to  sell  equity  or  equity-related securities in the future at a time and price that we deem appropriate.

THE MARKET PRICE OF OUR COMMON STOCK IS VOLATILE,  LEADING TO THE POSSIBILITY OF
ITS  VALUE  BEING  DEPRESSED  AT A TIME  WHEN  STOCKHOLDERS  WANT TO SELL  THEIR
HOLDINGS.

            The market price of our common  stock has in the past been,  and may in the future continue to be,  volatile.  For instance,  between January 1, 2001 and November 11, 2003,  the closing price of our common stock has ranged between
$.95 and  $20.00.  A variety of events may cause the market  price of our common stock to fluctuate significantly, including but not necessarily limited to:

            o   quarter to quarter variations in operating results;

            o   adverse news announcements; and

            o   market conditions for the gaming industry.

            In  addition,  the  stock  market in  recent  years has  experienced significant  price and volume  fluctuations  for reasons  unrelated to operating performance.  These market  fluctuations  may adversely  affect the price of our common stock at a time when an investor wants to sell its interest in us.

OUR LARGE AMOUNT OF UNISSUED PREFERRED STOCK MAY DETER POTENTIAL ACQUIRERS.

            Our Board of Directors has the authority,  without further action by the  stockholders,  to issue up to 3,269,304  shares of preferred  stock on such terms and with such rights,  preferences and  designations,  including,  without limitation  restricting  dividends on our common  stock,  dilution of the common stock's voting power and impairing the liquidation  rights of the holders of our common stock, as the Board may determine  without any vote of the  stockholders.
Issuance of such preferred  stock,  depending upon the rights,  preferences  and designations thereof may have the effect of delaying,  deterring or preventing a change in  control.  In  addition,  certain  "anti-takeover"  provisions  of the
Delaware General  Corporation Law, among other things,  may restrict the ability of  stockholders  to  authorize  a  merger,  business  combination  or change of control.  Failure to consummate such a proposed merger,  business combination or change in control could result in investors missing an opportunity to sell their interests in us at a significant premium over the market price.

OUR  OFFICERS  AND  DIRECTORS  CAN CONTROL THE OUTCOME OF ALL MATTERS  REQUIRING
STOCKHOLDER APPROVAL.

            Our executive officers,  directors and entities affiliated with them beneficially own, in the aggregate,  approximately 48% of our outstanding common stock. These stockholders,  when acting together, are therefore able to exercise considerable  influence  over the outcome of all matters  requiring  stockholder

                                       14

approval,  including the election of directors  and the approval of  significant corporate  transactions,  such as mergers or other business  combinations.  This concentration  of  ownership  may  lead to  actions  being  taken by us that are inconsistent  with the best interests of all stockholders  such as lax corporate governance by the board or resistance to acquisition offers.

OUR PROPOSED  CONSOLIDATION  WITH  CATSKILL  DEVELOPMENT,  L.L.C.  MAY LIMIT OUR
ABILITY  TO USE  OUR  CURRENT  NET  OPERATING  LOSS  CARRYFORWARDS,  POTENTIALLY
INCREASING OUR FUTURE TAX LIABILITY.

            As of December 31, 2002, we had net operating loss  carryforwards of approximately  $66,500,000  set to expire between 2008 and 2022. As the Internal
Revenue Code allows us to offset future income  against these net operating loss carryforwards,  should we earn a profit  in the near  future  our tax  liability would be greatly reduced, if not eliminated. The consolidation of our operations with Catskill,  however,  may trigger certain provisions of the Internal Revenue
Code  that  would  limit  the  future  utilization  of our  net  operating  loss carryforwards.  Generally speaking, if these rules are applicable,  we will only be permitted to utilize that portion of our net operating loss carryforwards per year equal to the fair market  value of our stock on the  effective  date of the proposed  consolidation  with Catskill,  multiplied by the federal long-term tax exempt  rate  on  such  date  (currently  4.74%  for  the  month  of  November).
Furthermore,  even if our  proposed  consolidation  with  Catskill  Development,
L.L.C.  is never  consummated,  our  ability  to use  these net  operating  loss carryforwards  might  otherwise be  restricted  should we exercise our option to redeem Bryanston Group, Inc.'s holdings in us, as its shares currently represent approximately 45% of our voting equity.

                       WHERE YOU CAN FIND MORE INFORMATION

            We  have  filed  a  registration  statement  on Form  S-3  with  the
Securities  and  Exchange  Commission  for the resale of the common  stock being offered  under  this  prospectus.  This  prospectus  does  not  contain  all the information  set forth in the  registration  statement.  You should refer to the registration statement and its exhibits for additional information.  Whenever we make references in this prospectus to any of our contracts,  agreements or other documents,  the references are not necessarily  complete and you should refer to the exhibits attached to the registration statement for the copies of the actual contract, agreement or other document.

            You should rely only on the information and representations provided or incorporated by reference in this  prospectus or any related  supplement.  We have not authorized anyone else to provide you with different  information.  The selling  stockholders  will not make an offer to sell these  shares in any state where the offer is not permitted.  You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of each such document.

            The Securities and Exchange Commission maintains an Internet site at
http://www.sec.gov,  which contains reports,  proxy and information  statements, and other  information  regarding us. You may also read and copy any document we file with the Securities and Exchange  Commission at its Public  Reference Room,
450 Fifth Street, N.W.,  Washington,  D.C. 20549. Please call the Securities and
Exchange  Commission at 1-800-SEC-0330 for further  information on the operation of the Public Reference Room.

                                       15

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

            This  prospectus and documents  incorporated  by reference into this prospectus contain forward-looking  statements within the meaning of Section 27A of the  Securities  Act of 1933, as amended,  and Section 21E of the  Securities
Exchange Act of 1934, as amended,  that are not historical  facts but rather are based on current expectations,  estimates and projections about our business and industry, our beliefs and assumptions.  Words such as "anticipates",  "expects",
"intends",  "plans",  "believes",  "seeks",  "estimates" and variations of these
words  and  similar   expressions  are  intended  to  identify   forward-looking
statements.  These  statements are not guarantees of future  performance and are subject to certain risks,  uncertainties  and other  factors,  some of which are beyond our control,  are difficult to predict and could cause actual  results to differ  materially  from those  expressed or forecasted  in the  forward-looking statements.  These risks and  uncertainties  include  those  described  in "Risk
Factors"  beginning on page 8 and  elsewhere in this  prospectus  and  documents incorporated by reference into this  prospectus.  You are cautioned not to place
undue  reliance  on  these   forward-looking   statements,   which  reflect  our
management's  view only as of the date of this  prospectus  or as of the date of any document  incorporated  by reference into this  prospectus.  We undertake no obligation  to update these  statements  or publicly  release the results of any revisions to the  forward-looking  statements that we may make to reflect events or  circumstances  after the date of this prospectus or the date of any document incorporated  into this prospectus or to reflect the occurrence of unanticipated events.

                           INCORPORATION BY REFERENCE

            The Securities and Exchange  Commission allows us to "incorporate by reference" the  information we file with them,  which means that we can disclose important information to you by referring to those documents. The information we incorporate  by  reference is  considered  to be a part of this  prospectus  and information  that we file  later  with the SEC  will  automatically  update  and replace this information. We incorporate by reference the documents listed below and any future filings we make with the Securities and Exchange Commission under
Sections 13(a),  13(c),  14 or 15(d) of the Securities  Exchange Act of 1934, as
amended prior to the termination of this offering:

(1)       Our Quarterly Report on Form 10-QSB for the fiscal quarter ended June
          30, 2003;

(2)      Our Amendment No. 1 to Quarterly  Report on Form 10-QSB for the fiscal quarter ended March 31, 2003;

(3)       Our Quarterly Report on Form 10-QSB for the fiscal quarter ended March
          31, 2003;

(4)       Our Quarterly Report on Form 10-QSB for the fiscal quarter ended June
          30, 2003;

(5)       Our Amendment No. 1 to our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002;

(6)       Our Annual  Report on Form 10-KSB for the fiscal  year ended  December
          31, 2002;

                                       16

(7)      Our Current Report on Form 8-K/A filed on November 3, 2003

(8)      Our Current Report on Form 8-K filed on October 31, 2003

(9)      Our Current Report on Form 8-K filed on October 8, 2003;

(10)     Our Current Report on Form 8-K filed on July 30, 2003;

(11)     Our Current Report on Form 8-K filed on July 10, 2003;

(12)     Our Current Report on Form 8-K filed on June 24, 2003;

(13)     Our Current Report on Form 8-K filed on May 16, 2003;

(14)     Our Current Report on Form 8-K filed on April 21, 2003;

(15)     Our Current Report on Form 8-K filed on April 14, 2003;

(16)     Our Current Report on Form 8-K filed on April 11, 2003;

(17)     Our Current Report on Form 8-K filed on April 7, 2003;

(18)     Our Current Report on Form 8-K filed on March 24, 2003;

(19)     Our Current Report on Form 8-K filed on March 18, 2003;

(20)     Our Current Report on Form 8-K/A filed on February 21, 2003;

(21)     Our Current Report on Form 8-K filed on February 21, 2003;

(22)     Our Current Report on Form 8-K filed on February 13, 2003;

(23)     Our Current Report on Form 8-K/A filed on February 10, 2003;

(24)     Our Current Report on Form 8-K filed on February 4, 2003;

(25)     Our Current Report on Form 8-K filed on January 17, 2003;

(26)     Our Current Report on Form 8-K/A filed on January 16, 2003; and

(27)     The  description  of our common stock  contained  in our  Registration
          Statement on Form 8-A12B,  as filed with the  Securities  and Exchange
          Commission on June 20, 2001.

                                       17

            You may request a copy of these filings  (excluding  the exhibits to such filings which we have not  specifically  incorporated  by reference in such filings) at no cost, by writing or telephoning us at:

                              Empire Resorts, Inc.
                         707 Skokie Boulevard, Suite 600
                           Northbrook, Illinois 60062
                             Attention: Comptroller
                                 (847) 418-3804

                                 USE OF PROCEEDS

            The selling stockholders will receive all the proceeds from the sale of our common stock under this prospectus.

                              SELLING STOCKHOLDERS

            The  following  table  sets  forth  the name of each of the  selling stockholders,  the number of shares  beneficially  owned by each of the  selling stockholders, the number of shares that may be offered under this prospectus and the number of shares of common  stock owned by each of the selling  stockholders after the offering is  completed.  Except for the Cayuga  Nation of New York and
Societe Generale, none of the selling stockholders has been an officer, director or had any material relationship with us within the past three years.

            On April 3,  2003,  we, the  Cayuga  Nation of New York,  the Cayuga
Catskill Gaming Authority,  Catskill  Development,  L.L.C.,  Monticello  Raceway
Development  Company,  LLC and Monticello Casino Management,  LLC, the latter of which are jointly owned by us and Catskill Development,  L.L.C.,  entered into a series of agreements  that provide for the joint  development  of a resort-style
Native  American  hotel/casino in Monticello,  New York.  Please see the "Recent
Developments"  subsection of the section  entitled "The Company" on page 1 for a more detailed  discussion of this transaction and the extent of our pre-existing relationship with the Cayuga Nation of New York.

            Societe  Generale has been one of our primary  lenders over the past three years.

            On  December  10,  2003,  we  issued a  promissory  note to  Societe
Generale,  as later  amended on February  28,  2003,  for the  principal  sum of
$1,600,000,  $800,000 of which was due on April 15,  2003 and  $800,000 of which was due on June 30, 2003.  On April 14, 2003,  in exchange for 22,500  shares of common  stock,  12,500 of which  were  valued  at $8.00  per share and  credited against the  outstanding  principal  note amount,  and the payment of all unpaid accrued  interest,  Societe  Generale agreed to restructure the payment terms of the note so that only  $250,000 was due and payable on April 15, 2003,  with the balance of  $1,350,000  due and  payable  on June 15,  2003.  On June 20,  2003, following an agreed upon extension,  we repaid Societe  Generale the outstanding balance of this note, along with all then unpaid accrued interest.

                                       18

                                     Number of                               Number of Common
                                       Common                                Shares/Percentage
                                    Shares Owned         Number of          of Class to Be Owned
                                    Prior to the     Common Shares to       After Completion of
Name                                  Offering          be Offered            the Offering
----                                  --------          ----------            ------------

Cayuga Nation of New York              100,000           100,000                   --
Hyenat LLC                              45,000            45,000                   --
Stanley Silverstein                     15,000            15,000                   --
Flori Silverstein                        2,500             2,500                   --
Nina Miner                               3,500 (1)         2,500                1,000 (1)
Renee Dabah                              2,500             2,500                   --
Ami Reines                               2,700 (2)         2,500                  200 (2)
Thomas Horvath                          20,000            20,000                   --
Societe Generale                        33,611            33,611                   --

(1)   Includes 1,000 shares held by George Miner, Nina Miner's husband.

(2)   Includes  200  shares  held  by Ami  Reines  as  adult  custodian  for her children.

            Our  registration of the shares included in this prospectus does not necessarily mean that each of the selling  stockholders  will opt to sell any of the shares offered  hereby.  The shares  covered by this  prospectus may be sold from time to time by the selling stockholders so long as this prospectus remains in effect.

                              PLAN OF DISTRIBUTION

            We are registering the shares on behalf of the selling stockholders,
as  well  as  on  behalf  of  their  donees,  pledgees,   transferees  or  other
successors-in-interest,  if any, who may sell shares received as gifts, pledges, distributions or other non-sale related  transfers.  Neither we, nor the selling stockholders,  have employed an underwriter  for the sale of common stock by the selling  stockholders.  The selling  stockholders have advised us that they have not  entered  into  any  agreements,  understandings  or  arrangements  with any underwriters or broker-dealers  regarding the sale of their  securities,  not is there  an  underwriter  or  coordinating  broker  acing in  connection  with the proposed  sale of the  shares  by the  selling  stockholders.  We will  bear all expenses in connection with the preparation of this prospectus and  registration of the shares.  The selling  stockholders  will bear brokerage  commissions  and similar selling expenses associated with the sale of their common stock.

            The selling stockholders may offer their shares of common stock from time  to time  directly  or  through  pledgees,  donees,  transferees  or  other successors in interest in one or more of the following  transactions  (which may include block transactions):

            o   On the  Nasdaq  Small  Cap  Market  or  any  stock  exchange  or automated  quotation  system on which the shares of common stock may be listed at the time of sale

            o   In negotiated transactions

            o   In the over-the-counter market

            o   Put or call option transactions relating to the shares

            o   Short sales relating to the shares

            o   In a combination of any of the above transactions

            The selling  stockholders  may offer their shares of common stock at any of the following  prices,  which may reflect  discounts  from the prevailing market prices at the time of sale:

                                       19

            o   Fixed prices that may be changed

            o   Market prices prevailing at the time of sale

            o   Prices related to such prevailing market prices

            o   At negotiated prices

            o   Varying prices determined at the time of sale

            The selling  stockholders  may effect such  transactions  by selling shares directly to purchasers or to or through broker-dealers,  which may act as agents or principals.  Such broker-dealers may receive  compensation in the form of discounts,  concessions,  or commissions from the selling stockholders and/or the purchasers of shares of common stock for whom such broker-dealers may act as agents or to whom they sell as principals,  or both (which  compensation as to a particular broker-dealer might be in excess of customary commissions).

            Any   broker-dealer   acquiring   common   stock  from  the  selling
stockholders  may sell the shares either directly,  in its normal  market-making activities, through or to other brokers on a principal or agency basis or to its customers.  Any such sales may be at prices then  prevailing on the Nasdaq Small
Cap  Market  or at  prices  related  to  such  prevailing  market  prices  or at negotiated prices to its customers or a combination of such methods. The selling stockholders and any broker-dealers  that act in connection with the sale of the common stock hereunder might be deemed to be  "underwriters"  within the meaning of Section  2(11) of the  Securities  Act of 1933, as amended;  any  commissions received by such  broker-dealers  and any profit on the resale of shares sold by them as principals might be deemed to be underwriting  discounts and commissions under the  Securities  Act of 1933,  as  amended.  We have  agreed to  indemnify certain  of the  selling  stockholder  against  certain  liabilities,  including liabilities  arising under the Securities  Act of 1933, as amended.  The selling stockholders  may agree to indemnify  any agent,  dealer or  broker-dealer  that participates  in  transactions  involving  sales of the shares  against  certain liabilities,  including liabilities arising under the Securities Act of 1933, as amended.

            Because  selling  stockholders  may be deemed  to be  "underwriters"
within the meaning of Section 2(11) of the  Securities  Act of 1933, as amended, the selling stockholders will be subject to the prospectus delivery requirements
of  such   Act.   We  have   informed   the   selling   stockholders   that  the
anti-manipulative  provisions of Regulation M promulgated  under the  Securities and Exchange Act of 1934 may apply to their sales in the market.

            The  selling  stockholders  also may  resell all or a portion of the shares  in open  market  transactions  in  reliance  upon  Rule  144  under  the
Securities Act of 1933, as amended,  provided they meet the criteria and conform to the requirements of such Rule.

            If we are  notified  by a  selling  stockholder  that  any  material arrangement  has been  entered  into  with a  broker-dealer  for the sale of the shares  through  a block  trade,  special  offering,  exchange  distribution  or secondary  distribution  or a  purchase  by a broker or  dealer,  we will file a post-effective  amendment to the registration statement of which this prospectus is a part under the Securities Act of 1933, as amended, disclosing:

                                       20

            o   the  name  of  each  such   selling   stockholder   and  of  the
                participating broker-dealer(s);

            o   the number of shares involved;

            o   the price at which such shares were sold;

            o   the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

            o   that such  broker-dealer(s) did not conduct any investigation to verify the  information  set out or incorporated by reference in this prospectus; and

            o   other facts material to the transaction.

            In  addition,  if we are  notified by a selling  stockholder  that a donee, pledgee, transferee or other  successor-in-interest  intends to sell more than 500 shares, we will file an appropriate supplement to this prospectus.

            Except for Societe Generale,  none of the selling  stockholders is a broker-dealer  or  an  affiliate  of a  broker-dealer.  Societe  Generale  is an affiliate of SG Cowen Securities Corporation,  a broker-dealer  registered under
Section 15 of the Securities Exchange Act of 1934, as amended.  Societe Generale purchased its shares of common stock being offered for resale in this prospectus in the ordinary course of business,  and, at the time of that purchase,  Societe
Generale had no agreements or understandings,  directly or indirectly,  with any person to distribute these shares of common stock.

            There can be no assurance  that the selling  stockholders  will sell any or all of the shares offered by them under this prospectus.

                                  LEGAL MATTERS

            The validity of the shares of common stock offered  hereby have been passed upon by Olshan Grundman Frome  Rosenzweig & Wolosky LLP, 505 Park Avenue,
New York, New York 10022.

                                     EXPERTS

            The  consolidated  financial  statements  of  Empire  Resorts,  Inc.
incorporated in this prospectus by reference to our Annual Report on Form 10-KSB for the  fiscal  year  ended  December  31,  2002 have been so  incorporated  in reliance on the report of Friedman Alpren & Green LLP, independent  accountants, given on the authority of said firm as experts in auditing and accounting.

            The  consolidated  financial  statements  of  Catskill  Development,
L.L.C.  and its subsidiaries  included in this prospectus,  have been audited by
Bachrach,  Waschitz & Waschitz,  LLP,  independent public  accountants,  and are

                                       21

included herein in reliance upon the reports of said firm and upon the authority of said firm as experts in accounting and auditing.

            The financial  statements of Monticello Raceway Development Company,
LLC  included in this  prospectus,  have been  audited by  Bachrach,  Waschitz &
Waschitz,  LLP,  independent  public  accountants,  and are  included  herein in reliance  upon the reports of said firm and upon the  authority  of said firm as experts in accounting and auditing.

                                       22

     INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF CATSKILL DEVELOPMENT, LLC

  INDEX TO FINANCIAL STATEMENTS OF MONTICELLO RACEWAY DEVELOPMENT COMPANY, LLC

                                      F-1

Notes to Financial Statements June 30, 2002 and 2003.................................................................F-41

 INDEX TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF EMPIRE RESORTS AND SUBSIDIARIES

                                      F-2

                         REPORT OF INDEPENDENT AUDITORS

To the Members of
Catskill Development, LLC

We have  audited  the  accompanying  consolidated  balance  sheets  of  Catskill
Development,  LLC as of December 31, 2002 and 2001, and the related consolidated income statements, changes in member's equity and cash flows for the years ended
December 31, 2002 and 2001. These financial statements are the responsibility of the Company's  management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in  accordance  with United  States  generally  accepted auditing  standards.  Those standards require that we plan and perform the audit to obtain reasonable  assurance about whether the financial  statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting  the amounts and  disclosures in the financial  statements.  An audit also includes assessing the accounting principles used and significant estimates made by  management,  as well as  evaluating  the  overall  financial  statement presentation.  We believe  that our audits  provide a  reasonable  basis for our opinion.

In our opinion,  the financial  statements  referred to above present fairly, in
all  material  respects,   the  consolidated   financial  position  of  Catskill
Development,  LLC at December 31, 2002 and 2001, and the consolidated results of its  operations  and its cash flows for the years  ended  December  31, 2002 and
2001, in conformity with United States generally accepted accounting principles.

/s/ Bachrach, Waschitz & Waschitz, LLP

June 25, 2003

Monticello, New York

                                      F-3

                            Catskill Development, LLC
                           Consolidated Balance Sheets
                           December 31, 2002 and 2001

                                                                 December 31, 2002         December 31, 2001
                                                                 -----------------         -----------------
ASSETS

Current Assets:
   Cash & Cash Equivalents                                        $   643,864                   1,358,469
   Restricted Cash                                                     42,376                      78,070
   Other Current Assets                                             1,368,792                     806,306
                                                                  -----------                 -----------
     Total Current Assets                                           2,055,032                   2,242,845
                                                                  -----------                 -----------
Net Property and Equipment                                          5,856,246                   6,443,420

                                                                  -----------                 -----------
Real Estate Development                                             6,068,469                   5,740,599
                                                                  -----------                 -----------

Total Assets                                                      $13,979,747                  14,426,864
                                                                  ===========                 ===========

LIABILITIES AND MEMEBERS' EQUITY

Current Liabilities:
   Accounts Payable and Accrued Expenses                          $ 2,585,909                   1,720,227
                                                                  -----------                 -----------

     Total Current Liabilities                                      2,585,909                   1,720,227

                                                                  -----------                 -----------
Long-Term Debt:
   Notes Payable                                                    6,821,375                   6,201,250
                                                                  -----------                 -----------
     Total Long-Term Debt                                           6,821,375                   6,201,250
                                                                  -----------                 -----------

Members' Equity                                                     4,572,463                   6,505,387
                                                                  -----------                 -----------

Total Liabilities and Members' Equity                             $13,979,747                  14,426,864
                                                                  ===========                 ===========

                 See Notes To Consolidated Financial Statements

                                      F-4

                            Catskill Development, LLC
                         Consolidated Income Statements
                 For the Years Ended December 31, 2002 and 2001

                                                 December 31, 2002     December 31, 2001
                                                 -----------------     ------------------

Revenues                                           $ 11,366,441             10,533,803
                                                   ------------           ------------

Costs and Expenses
   Purses, Awards and Other                           3,932,168              3,700,717
   General and Administrative                         7,990,892              7,596,578
   Depreciation                                         755,601                743,716
   Interest                                             620,704                564,024
                                                   ------------           ------------

   Total Costs and Expenses                          13,299,365             12,605,035
                                                   ------------           ------------

        Net (Loss)                                 $ (1,932,924)            (2,071,232)
                                                   ============           ============

                 See Notes To Consolidated Financial Statements

                                      F-5

                           Catskill Development, LLC
              Consolidated Statements of Changes in Member's Equity
                 For the Years Ended December 31, 2002 and 2001

                                              Preferred              Other                                       Total
                                               Capital              Capital            Accumulated              Members
                                            Contributions         Contributions          Deficit                 Equity
                                            ------------          -------------        ------------          ------------

Balance December 31, 2000                   $ 15,703,893                   400           (8,152,474)            7,551,819

Capital Contributions                          1,024,800                  --                   --               1,024,800

Net (Loss)                                          --                    --             (2,071,232)           (2,071,232)
                                            ------------          ------------         ------------          ------------

Balance December 31, 2001                     16,728,693                   400          (10,223,706)            6,505,387

Capital Adjustment                                (3,900)                3,900                 --

Net (Loss)                                          --                    --             (1,932,924)           (1,932,924)
                                            ------------          ------------         ------------          ------------

Balance December 31, 2002                   $ 16,724,793                   400          (12,152,730)            4,572,463
                                            ============          ============         ============          ============

                 See Notes To Consolidated Financial Statements

                                      F-6

                            Catskill Development, LLC
                      Consolidated Statements of Cash Flows
                 For the Years Ended December 31, 2002 and 2001

                                                                     December 31, 2002         December 31, 2001
                                                                     -----------------         -----------------

Operating Activities:
   Net Loss                                                           $(1,932,924)                (2,071,232)
     Adjustments to reconcile net loss to net cash
     Provided(Used) by operating activities:
       Depreciation                                                       755,601                    743,716
       Loss on Asset Disposal                                               2,819                       --
       Accrued Interest Not Paid                                          620,125                    563,750

   (Increase) Decrease in:
     Restricted Cash                                                       35,694                    213,052
     Other Current Assets                                                (562,486)                  (126,507)

   Increase (Decrease) in:
     Accounts Payable and Accrued Expenses                                865,682                    144,125
                                                                      -----------                -----------

          Net Cash Used by Operating Activities                          (215,489)                  (533,096)
                                                                      -----------                -----------

Investing Activities:
   Purchase of Property, Plant and Equipment                             (171,246)                  (143,521)
   Real Estate Development                                               (327,870)                  (111,465)
                                                                      -----------                -----------

          Net Cash Used in Investing Activities                          (499,116)                  (254,986)
                                                                      -----------                -----------

Financing Activities:
   Member Contributions                                                      --                    1,024,800
                                                                      -----------                -----------

         Net Cash Provided by Financing Activities                           --                    1,024,800
                                                                      -----------                -----------

Net Increase (Decrease) in Cash                                          (714,605)                   236,718
Cash at Beginning of Year                                               1,358,469                  1,121,751
                                                                      -----------                -----------

Cash at End of Year                                                   $   643,864                  1,358,469
                                                                      ===========                ===========

Supplemental Disclosures:
  Interest Paid                                                       $       579                        274

                 See Notes To Consolidated Financial Statements

                                      F-7

                            CATSKILL DEVELOPMENT, LLC
                            -------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2002 AND 2001

1.   SIGNIFICANT ACCOUNTING POLICIES
     -------------------------------

     This summary of significant  accounting  policies of Catskill  Development,
     LLC (the  Company) is presented to assist in  understanding  the  Company's
     financial   statements.    The   financial   statements   and   notes   are
     representations  of the Company's  management who is responsible  for their integrity and objectivity.  These accounting  policies conform to generally accepted  accounting  principles and have been consistently  applied in the preparation of the financial statements.

     A.   Organization and Business Activity
          ----------------------------------

     In October 1995,  Catskill  Development,  LLC, a New York limited liability company, was formed to pursue the development of a proposed Native American
     Casino  in  Monticello,  New York (the  "Casino  Project").  The  Company's
     business  plan  envisioned  three  distinct  lines of  business:  a) casino activities; b) real estate related activities; and c) the gaming operations related to Monticello  Raceway (the  "Raceway")  including  pari-mutuel and future  Video  Lottery  Terminal  ("VLT")  operations.  Monticello  Raceway
     Management.  Inc.  (MRMI),  a  New  York  Corporation,  is a  wholly  owned
     subsidiary  and  was  formed  to  hold  the  pari-mutuel  license.   Mohawk
     Management, LLC (MM), a New Your Limited Liability Company, is 60% owned by the  Company  and was  formed  to  manage  the  St.  Regis  Mohawk  Casino.
     Monticello  Casino  Management,  LLC (MCM),  a New York  Limited  Liability
     Company,  is 60% owned by the  Company  and was  formed to manage any other
     Native American Casino at the Raceway. Both MM and MCM are inactive at this time.

     Currently,  the Company conducts pari-mutuel wagering on live race meetings for Standard  bred horses and  participates  in intrastate  and  interstate simulcast  wagering at the Raceway in  Monticello,  New York. The Company's
     operations  are  subject to  regulation  by the New York  State  Racing and
     Wagering Board.

     The Company  continues to pursue a Native  American  Casino  Project at the
     Raceway. However, to this point it has been unsuccessful (see Note 6).

     B.   Principles of Consolidation
          ---------------------------

     The accompanying  consolidated financial statements include the accounts of
     the  Company  and  its  wholly   owned   subsidiary,   Monticello   Raceway
     Managements,  Inc, Mohawk Management, LLC and Monticello Casino Management,
     LLC.  All  significant  intercompany  balances and  transactions  have been eliminated in consolidation.

     C.   Use of Estimates
          ----------------

     The  preparation  of financial  statements  in conformity  with  accounting principles  generally  accepted  in the United  States of America  required management  to make  estimates  and  assumptions  that affect the  reported amounts of assets and liabilities  and disclosure of contingent  assets and liabilities  at the  dates of the  financial  statements  and the  reported

                                      F-8

                            CATSKILL DEVELOPMENT, LLC
                            -------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2002 AND 2001

     amounts of revenues  and  expenses  during the  reporting  periods.  Actual results could differ from those estimated.

     D.   Concentrations of Credit Risk
          -----------------------------

     The Company maintains significant cash balances with financial institutions in  excess of the  insurance  provided  by the  Federal  Deposit  Insurance
     Corporation (FDIC).

     The Company,  in the normal  course of business,  settles  wagers for other racetracks and is thereby exposed to credit risk. However,  receivables are generally not a significant  portion of the Company's  total assets and are comprised of a large number of accounts.

     E.   Cash and Cash Equivalents
          -------------------------

     Cash and cash  equivalents  include  cash on account,  demand  deposits and certificates of deposits with original maturities of less than three months at acquisition.

    F.    Restricted Cash
          ---------------

     Under New York States  Racing,  Pari-Mutuel  Wagering  and Breeding Law the
     track is  obliged  to  withhold a certain  percentage  of certain  types of wagers  towards  the  establishment  of a pool of money the use of which is restricted to the funding of approved capital improvements,  repairs and/or certain  advertising  expenses.  Periodically  during  the year  the  track petitions  the  Racing  and  Wagering  Board  to  certify  that  the  noted
     expenditures are eligible for re-imbursement  from the capital  improvement fund.  The  unexpended  balance is shown as restricted  cash on the balance sheet.

     G.   Property and Equipment
          ----------------------

     Plant and equipment are recorded at cost.  Depreciation is calculated using the  straight-line  basis over the  estimated  useful  lives of the related assets as follows: 15 years for grandstands and buildings, 5 to 7 years for equipment and 7 years for furniture and fixtures.

     H.   Real Estate Development
          -----------------------

     In  connection  with its real estate  activities,  the Company  capitalizes certain legal,  architectural,  engineering and environmental study fees as well as other costs directly related to the development of its real estate.
     (See Note 2)

     I.   Impairment of Assets
          --------------------

     In the event that facts and circumstances indicate that the carrying amount of tangible  assets or groups of assets may be impaired,  an  evaluation of recoverability  would be  performed.  If an  evaluation  is  required,  the estimate future undiscounted cash flows associated with the assets would be compared to the assets'  carrying  amount to determine  if a write-down  to market  value or  discounted  cash flow value is required.  Management  has determined that no impairment of assets has occurred.

                                      F-9

                            CATSKILL DEVELOPMENT, LLC
                            -------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2002 AND 2001

     J.   Inventory
          ---------

     Inventory  is recorded at the lower of cost or market on a first in,  first out basis.

     K.   Revenue Recognition
          -------------------

     Wagering  revenues are  recognized  gross of purses,  stakes and awards and pari-mutual  wagering taxes.  The costs relating to these amounts are shown as "Purses, Awards and Other" in the accompanying Income Statements.

     L.   Advertising
          -----------

     The  Company  expenses  the costs of  general  advertising,  promotion  and marketing programs at the time the costs are incurred.

     M.   Income Taxes
          ------------

     The  Company  was formed as a limited  liability  company and elected to be treated as a partnership  for tax purposes,  and thus no income tax expense is  recorded  in the  statements.  Income  of the  Company  is taxed to the members  in their  respective  returns.  All  income  from  the 100%  owned subsidiary  is passed  to the  Company  because  of a  management  contract
     between  the  companies.   Therefore  no  tax  accrual  is  needed  on  the
     subsidiary's records.

2.   FIXED ASSETS
     ------------

                                               December 31, 2002              December 31, 2001
                                               -----------------              -----------------
Land                                                 $   770,000                       770,000
Buildings & Improvements                               8,517,724                     8,414,664
Furniture, Fixtures & Equipment                        1,253,302                     1,195,613
                                                     -----------                   -----------
Subtotal                                              10,541,026                    10,380,277
Less: Accumulated Depreciation                         4,684,780                     3,936,857
                                                     -----------                   -----------
Net Property and Equipment                           $ 5,856,246                     6,443,420
                                                     ===========                   ===========

     Depreciation  expense was $755,601 for the year ended December 31, 2002 and
     $743,716 for the year ended December 31, 2001. The above land and buildings are security for the mortgage described in Note 3.

     The Company is in the  business of  developing  real estate for  additional gaming  activities.  For the years ended  December  31, 2002 and 2001,  the
     Company had capitalized $327,870 and $111,645, respectively to continue its efforts.

3.   MEMBERS EQUITY AND SENIOR OBLIGATION
     ------------------------------------

     The members of the Company have contributed  considerable  amounts of money to the  Company to fund the  purchasing  of the Raceway  and  pursuing  the approval and  development of a Native  American  Casino on a portion of the
     Raceway  property.  These  contributions  (and a priority return of 10% per

                                      F-10

                            CATSKILL DEVELOPMENT, LLC
                            -------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2002 AND 2001

     anum) and the mortgage  described below,  (with interest  compounded at 10%
     per annum) must be repaid before any net earnings from operations  would be available for  distribution to the Company's other members.  As of December
     31,  2002 the  aggregate  amount  needed to  satisfy  the  payment  of said contributions  (with priority returns) to certain members of the Company is
     $29,991,362.

     These preferred capital balances are subordinate to a mortgage,  payable to two members,  (the "Senior  Obligation"),  which at December 31, 2002,  and
     December 31, 2001 was  $6,821,375  and  $6,201,250  respectively  including accrued  interest at 10% per annum.  All payments  accrue and the principal and  accrued  interest  totaling  $8,052,550  is due  September  15,  2004.
     Currently,  any cash  flow from the  operations  of the  Raceway  are being retained by the Company for working capital purposes and to fund litigation and  development  expenses  in  conjunction  with  other  potential  gaming operations at the track.  As a result,  the Company is not expected to make any  distributions  with respect to certain other members'  interests until the Company has achieved  additional  net revenues  sufficient to discharge the payment of the Senior Obligation,  accrued interest,  preferred capital balance and priority returns.

     The  Company  was  formed as a limited  liability  company,  therefore  its members  individual  liability is limited under the appropriate laws of the
     State of New York.  The  Company  will  cease to exist  July 1,  2025.  The
     Company's  distinct  lines of business:  (A) casino  development;  (B) real estate  related  activities;  and  (C) the  gaming  operations  related  to
     Monticello Raceway including  pari-mutuel and future Video Lottery Terminal operations  are owned as follows:  (after the  transaction  of February 12,
     2002 noted below and the transaction of December 10, 2002 described in Note
     6 - Commitments and Contingencies)

                                                 Casino         Real Estate         Racing
                                              ------------   ----------------    ------------
                    Voting Members:
                    Alpha Monticello, Inc.       48.310           25.000            36.870
                    Americas Tower Partners      20.000           25.000            25.000
                    Monticello Realty, LLC       20.000           22.500            22.500
                    Watertone Holdings, LP        9.190           25.000            13.130

                    Non-Voting Members:
                    Cliff Ehrlich                 1.375            1.375             1.375
                    Fox-Hollow Lane, LLC          1.000            1.000             1.000
                    Shamrock Strategies, Inc.     0.125            0.125             0.125

     On February 12, 2002, Alpha Monticello,  Inc. (a wholly owned subsidiary of
     Empire Resorts, Inc. ("Empire"),  a member of the Company,  entered into an agreement with Watertone  Holdings LP  ("Watertone"),  also a member of the
     Company,  providing for the  acquisition of 47.5% of  Watertone's  economic interests in the casino and racetrack  business  components of the Company.
     The transaction contemplated by this agreement closed on March 12, 2002.

                                      F-11

                            CATSKILL DEVELOPMENT, LLC
                            -------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2002 AND 2001

4.   RELATED PARTY TRANSACTIONS
     --------------------------

     As explained in Notes 1G and 2 the Company is in the business of developing real estate for  additional  gaming  activities.  In  connection  with this development the Company has paid various consulting fees to related parties consisting  of members or  directors  of Catskill  Development,  LLC.  From inception  through  December  31,  2002  the  Company  has  capitalized  as development costs $868,574 of such related party transactions.

5.   OPERATING LEASES
     ----------------

     At December 31, 2002 the Company had  commitments  under  operating  leases which end in 2006 for various  pieces of equipment  requiring  annual lease payments for the twelve months ending December 31 as follows:

             2003                           $151,321
             2004                            140,121
             2005                             18,451
             2006                              8,808
                                   ------------------
                  Total                     $318,701
                                   ==================

     Lease  expense was $165,721  and $153,208 for the years ended  December 31,
     2002 and 2001 respectively.

6.   COMMITMENTS AND CONTINGENCIES
     -----------------------------

     The Monticello Harness Horsemen's  Association,  Inc. has brought an action against Monticello Raceway  Management,  Inc. and one of the members of the
     Company  seeking the sum of  $1,300,0000  to be credited to the  horsemen's purse account.  The suit claims that revenues  received by the Raceway from various simulcasting sources were not properly credited to their horsemen's purse  account.  Management  has  responded  vigorously to contest the case after attempts at out-of-court  settlement  proved  fruitless.  On June 19,
     2003 the case was dismissed because of lack of subject matter jurisdiction.
     The  plaintiff  is expected to file a complaint  in the proper  court or to seek  alternative  dispute  resolution.  There are disputed  issues of fact between the  parties,  which makes an estimate of the outcome or the amount or range of loss  difficult  to gauge.  In  accordance  with  Statement  of
     Financial  Accounting  Standards No. 5, the amount of the loss, if any that may be  ultimately  realized  has not been  reflected  in the  accompanying financial statements.

     In July  1996,  the  Company  and its  members  entered  into a  series  of agreements  with the Mohawk Tribe related to the development of a casino on land adjacent to the Monticello Raceway in Monticello,  New York.  Pursuant
     to such agreements,  the Mohawk Tribe was to purchase certain land from the
     Company  and  various  affiliates  of the  Company  were to help  with  the development of a casino on the land and manage any resulting  casino.  More particularly, the Tribe entered into a Gaming Facility Management Agreement with Mohawk Management LLC ("MM"). Pursuant to such Agreement, MM was to be provided with the exclusive right to manage the Monticello Casino for seven

                                      F-12

                            CATSKILL DEVELOPMENT, LLC
                            -------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2002 AND 2001

     (7) years from its opening and to receive certain fees for the provision of management and related services.

     Completion of the project  contemplated  by the agreements  with the Mohawk
     Tribe was  subject  to  certain  conditions,  including  the  obtaining  of
     relevant  federal  and  State  governmental  approvals.   The  Company,  in
     conjunction with its affiliates,  assumed responsibility for and undertook, seeking and obtaining all local,  state and federal  approvals  required or necessary  to  construct  and operate the Casino  Project.  By letter dated
     April 6,  2000,  addressed  to  Governor  George  Pataki,  Kevin  Governor,
     Assistant Secretary of the Department of the Interior, advised and notified the Governor of New York that the Company's  proposed  casino  project with the Mohawk Tribe had been  approved  and  specifically  requested  that the
     Governor concur.  However, on April 22, 2000, the Company became aware of a purported  letter  agreement  between  the  Mohawk  Tribe  and  Park  Place
     Entertainment  Corporation  ("PPE"),  which  agreement (with two irrelevant exceptions) purportedly gave PPE the exclusive rights to develop and manage any casino development the Mohawk Tribe may have in the State of New York.

     Since  2000,  the Company has been  engaged in  litigation  with Park Place
     Entertainment  ("PPE")  alleging  tortuous  interference  with contract and business  relationship  in regard to the Company's  agreements with the St.
     Regis Mohawk Tribe. On March 14, 2003, attorneys for the Plaintiffs filed a motion  requesting  the  District  Court to  vacate a  judgment,  which was adverse to the Company, issued on August 26th, 2002, on the ground that new evidence  has been found that has a material  bearing on  important  issues affecting the judgment.  The motion  indicates  that audio tapes of certain conversations  concerning  the  transaction  at issue in the case were made available to the plaintiffs by  Presidents,  R.C., the plaintiff in another case against PPE and that the tapes provide  evidence  which raise material issues  regarding  important  issues in the case and the positions taken by the  defendant.  The motion  requests that the judgment be vacated and that the  Plaintiffs  be  permitted  to  continue  discovery  and  file  amended pleadings  to reflect the  evidence  contained  in the case.  Although  the
     Company has been  advised by the  attorneys  handling the case that the new evidence relates to substantial important issues, it does not relate to all of the issues or charges in the  Plaintiff's  original  complaint or all of the issues  covered by the  pending  appeal in the case by the  Plaintiffs.
     Accordingly,  no assurance  can be given that the motion will be granted or that,  if  granted,  it  will  provide  relief  sufficient  to  permit  the
     Plaintiffs  to  proceed  with a trial  or  provide  evidence  that  will be available for purposes of the record in the appeal.

     Legal fees in connection  with the  aforementioned  litigation  amounted to
     $2,644,389  and  $2,228,077  for the years ended December 31, 2002 and 2001 respectively.

     The  Company  is  also  a  party  to  a  various   non-environmental  legal
     proceedings  and  administrative  actions,  all arising  from the  ordinary course of business. Although it is impossible to predict the outcome of any legal  proceeding,  the Company  believes any liability that may finally be determined  with  respect  to such  legal  proceedings  should  not  have a material effect on The Company's consolidated  financial position,  results of operations or cash flows.

                                      F-13

                            CATSKILL DEVELOPMENT, LLC
                            -------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2002 AND 2001

     In October 23, 2002, the Company retained CIBC World Markets Corporation to help it review its  strategic  alternatives  and assist in  maximizing  the value of its  assets.  The  Company  is in  negotiations  with a  federally recognized  Native American tribe in New York and various casino management and  development  entities  with  respect  to the  development  of a Native
     American  Casino.  The  development of a casino at the Raceway will require consummation  of  arrangements  with these parties and various  reviews and approvals.  No  assurances  can be given  that  such  arrangements  will be entered into or that any approvals will be obtained.

     On December 10, 2002,  Empire reached an agreement  with  Bryanston  Group,
     Inc.  ("Bryanston")  (a former  member of the  Company)  and certain  other affiliates  regarding  certain  obligations due from and claims against the
     Company.  Included in the agreement  with  Bryanston is the  acquisition of
     Bryanston's  interest  in  Catskill   Development,   including  its  voting
     membership interest and preferred capital account in the Company. Bryanston has agreed to transfer such interests to Empire.

7.   VIDEO LOTTERY TERMINALS
     -----------------------

     In October 2001, the New York State Legislature passed a bill that expanded the nature and scope of gaming in the state ("VLT  Legislation").  The bill was signed by the  Governor on October 31, 2001.  The  provision of the VLT
     Legislation  relevant to the Company  include:  a)  authority  given to the
     Governor to  negotiate  casino  licenses  for up to three  Native  American casinos in the  Catskills;  and b) the  authority for several of New York's racetracks,  including  the  Raceway,  to operate  video  lottery  terminal
     ("VLT") in their facilities. The VLT operation will be conducted by the New
     York State Lottery (the "Lottery") with the racetracks  functioning largely as agents for the Lottery.

     The Company  received a letter  from the  Lottery,  dated  March 21,  2002, advising the Raceway that the Lottery has completed  its initial  review of the  Raceway's  business  plan for the  operation  of VLT's at the  Raceway
     during  the  initial  three  year  trial  period   approved  by  the  State
     Legislature.  Based  on such  review,  the  Lottery  has  made  an  initial allocation  of 1,800  VLT's to the  Raceway  and has  approved  the maximum permitted rate for  compensation of 25% of revenues  generated after payout of prizes for the Raceway. The law currently provides that the Raceway must apply 35% in the first year,  escalating to 45% in years two and three,  of its  compensation  to  enhance  purses  at the  Raceway  and each year must dedicate 5% of its compensation to a State Breeding Development Fund.

     The  business  plan was  submitted  at the request of the  Lottery,  and in accordance  with Lottery  procedures,  does not represent a final  decision with respect to the  implementation  of VLT's by the Company.  The business plan  includes  certain  assumptions  recommended  by the Lottery and other estimates  considered  preliminary  by the  Company The Lottery has not yet established  a firm start date or adopted  regulations  with  regard to the program.

     On May 16, 2002, the New York State Legislature  passed a bill that further expanded  the  October  2001 VLT  Legislation.  This bill  extends the test period under the current law from three years to a period  ending  December
     31,  2007.  Further,  the bill  authorizes  each  track  to  enter  into an

                                      F-14

     agreement  with the  organization  representing  its horsemen to reduce the percentage of its vendor fees  dedicated to enhancing  purses at such track during the initial three years, to an amount not less than 25 percent. That bill was signed by the Governor on May 29, 2002. In addition, the Company's ability to proceed  with the VLT  program may be impacted by its plans with respect to casino development at the site.

8.   SUBSEQUENT EVENTS
     -----------------

     On  February  4, 2003 the  Company  entered  into a Letter  of Intent  with
     Empire,  its partner in  developing  gaming  activities  at the  Monticello
     Raceway (the "Raceway") and other related entities.  The agreement provides for Empire to acquire a 48 year ground lease on the Raceway and  contiguous properties,  together with all of the Company's  development and management rights with respect to the site and related gaming activities,  in exchange for an 80.25% position in Empire's common stock.

     The Letter of Intent provides for the Company to lease its 230-acre Raceway property  to Empire  for a period  of 48 years  for an annual  base rent of
     $1,800,000.  Lease  terms are to  contain  certain  options  for  Empire to acquire  title to portions of the  property.  Empire will have the right to purchase  a 29-acre  parcel  for the  purpose  of placing it in trust for a
     Native  American  Tribe or Nation at the purchase price of $1. The exercise
     of  such  option  will  require  obtaining   necessary  federal  and  state
     approvals.  In addition, the remaining property may be purchased within two years of the opening of a casino at the present  value of the ground  lease at the time of such exercise.

     The  agreement  is  subject  to the  execution  of  definitive  agreements,
     approvals  by  Empire's   Board  of  Directors  and  an  opinion  that  the
     transaction   will  be  tax-free   to  all  parties  and  other   technical
     requirements,  including a fairness opinion. No assurance can be given that the transactions provided for in the Letter of Intent will ultimately occur or will occur at the times and on the terms and conditions contained in the
     Letter of Intent.

     On April 3, 2003,  the Cayuga  Nation,  a New York  State  based  federally recognized Indian Nation (the "Cayuga Nation"),  the Company and certain of the Company affiliates,  including a subsidiary of the Company entered into a series of agreements  which provide for the  development  of a trust land casino adjacent to the Raceway.  In furtherance of these  transactions,  on
     April 10, 2003, the Cayuga Nation, Empire and the Company, officially filed with the  Eastern  Regional  Office of the  Bureau of  Indian  Affairs,  an
     application  requesting that the Secretary of the Interior acquire in trust on behalf of the Cayuga Nation a 30 acre parcel of land in Monticello,  New
     York to be used for gaming purposes. This transaction,  if completed, gives
     Empire control of the Raceway and all  development  rights for the proposed
     Native  American  casino and any potential  future video  lottery  terminal operations. The Company believes this will strengthen our ability to obtain new  financing on reasonable  terms and our  long-term  viability and hopes that this  transaction  will close  sometime in the third  quarter of 2003, although  there  are a  number  of  approvals  that  must be  obtained  and conditions that must be met.

                                      F-15

                            CATSKILL DEVELOPMENT, LLC
                            -------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2002 AND 2001

     On May 15,  2003,  New  York  State  enacted  legislation  to  enhance  the incentives  for racetracks in the State to participate in the State's Video
     Lottery program.  Although  legislation had authorized the program earlier, none of the  racetracks  authorized to participate in the program had found the terms  sufficiently  attractive to justify the  investment  required to participate in the program. Under the newly enacted legislative amendments, the initial term of the program has been extended to 10-years from the date of  inception  and  permits  year round  operations  with  extended  hours.
     Approximately 29% of total VLT revenue received is to be distributed to the tracks and their  horsemen/  breeders  associations.  A  percentage  of VLT revenues is to be made available to provide gradually increasing purses for the horsemen and for a breeding fund,  thus improving the quality of racing at the track.  During the initial  eighteen  months of the program,  the NY
     State  Lottery  has the ability to approve  the  opening of  temporary  VLT structures -- while more comprehensive construction takes place.

     Pursuant to the original  legislation,  the New York State  Lottery made an allocation  of 1,800  VLT's to  Monticello  Raceway.  If market  conditions permit,  additional  machines may be added without the need for  additional legislation.

                                      F-16

                              ACCOUNTANT'S REPORT

To the Members of
Catskill Development, LLC.

We have  reviewed  the  accompanying  consolidated  balance  sheets of  Catskill
Development,  LLC as of June 30,  2003 and 2002,  and the  related  consolidated income  statements,  changes  in  members  equity,  and cash flows for the three months then ended, in accordance with Statements on Standards for Accounting and
Review   Services  issued  by  the  American   Institute  of  Certified   Public
Accountants. All information included in these consolidated financial statements is the representation of the management of Catskill Development, LLC.

A review  consists  principally of inquires of Company  personnel and analytical procedures  applied to financial data. It is substantially less in scope that an audit in accordance with generally accepted auditing standard,  the objective of which is the  expression  of an opinion  regarding  the  consolidated  financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our reviews we are not aware of any material  modifications that should be made to the accompanying  consolidated financial statements in order for them to be in conformity with generally accepted accounting principles.

/s/ Barach, Waschitz & Waschitz, LLP

August 1, 2003

Monticello, New York

                                      F-17

                            Catskill Development, LLC
                           Consolidated Balance Sheets
                             June 30, 2003 and 2002

                                                              June 30, 2003               June 30, 2002
                                                          ---------------------       ---------------------
ASSETS

Current Assets:
   Cash & Cash Equivalents                                     $ 1,395,998                     875,294
   Restricted Cash                                                  95,040                      56,444
   Other Current Assets                                            864,437                     773,899
                                                               -----------                 -----------

       Total Current Assets                                      2,355,475                   1,705,637
                                                               -----------                 -----------

Net Property and Equipment                                       5,575,775                   6,105,342
                                                               -----------                 -----------

Real Estate Development                                          6,789,804                   5,867,004
                                                               -----------                 -----------

       Total Assets                                            $14,721,054                  13,677,983
                                                               ===========                 ===========

LIABILITIES AND MEMEBERS' EQUITY

Current Liabilities:
   Accounts Payable and Accrued Expenses                       $ 2,947,394                   2,345,374
                                                               -----------                 -----------

       Total Current Liabilities                                 2,947,394                   2,345,374
                                                               -----------                 -----------

Long-Term Debt:
   Notes Payable                                                 7,154,125                   6,503,750
                                                               -----------                 -----------
       Total Long-Term Debt                                      7,154,125                   6,503,750
                                                               -----------                 -----------

Members' Equity                                                  4,619,535                   4,828,859
                                                               -----------                 -----------

Total Liabilities and Members' Equity                          $14,721,054                  13,677,983
                                                               ===========                 ===========

                 See Accompanying Notes And Accountant's Report

                                      F-18

                            Catskill Development, LLC
                         Consolidated Income Statements
                 For the Six Months Ended June 30, 2003 and 2002

                                              June 30, 2003       June 30, 2002
                                              -------------       --------------

Revenues                                        $ 4,834,223           5,515,866
                                                -----------         -----------

Costs and Expenses
   Purses, Awards and Other                       1,667,061           1,940,205
   General and Administrative                     3,862,643           4,573,275
   Depreciation                                     347,850             376,022
   Interest                                         332,893             302,890
                                                -----------         -----------

     Total Costs and Expenses                     6,210,447           7,192,392
                                                -----------         -----------

       Net (Loss)                               $(1,376,224)         (1,676,526)
                                                ===========         ===========

                 See Accompanying Notes And Accountant's Report

                                      F-19

                            Catskill Development, LLC
                      Consolidated Statements of Cash Flows
                 For the Six Months Ended June 30, 2003 and 2002

                                     Preferred              Other                                     Total
                                      Capital              Capital           Accumulated             Members
                                   Contributions         Contributions         Deficit                Equity
                                   -----------          -----------          -----------           -----------

Balance December 31, 2002          $16,724,793                  400          (12,152,731)            4,572,462

Capital Contributions                1,423,297                 --                   --               1,423,297

Net (Loss)                                --                   --             (1,376,224)           (1,376,224)
                                   -----------          -----------          -----------           -----------

Balance June 30, 2003              $18,148,090                  400          (13,528,955)            4,619,535
                                   ===========          ===========          ===========           ===========

Balance December 31, 2001          $16,728,693                  400          (10,223,708)            6,505,385

Net (Loss)                                --                   --             (1,676,526)           (1,676,526)
                                   -----------          -----------          -----------           -----------

Balance June 30, 2002               $16,728,693                 400          (11,900,234)            4,828,859
                                   ===========          ===========          ===========           ===========

                                      F-20

                            Catskill Development, LLC
              Consolidated Statements of Changes in Member's Equity
                 For the Six Months Ended June 30, 2003 and 2002

                                                    June 30, 2003     June 30, 2002
                                                    -------------     -------------

Operating Activities:
  Net Loss                                            $(1,376,224)    (1,676,526)
     Adjustments to reconcile net loss to net cash
     Provided(Used) by operating activities:
        Depreciation                                      347,850        376,022
        Loss on Asset Disposal                             (5,202)          --
        Accrued Interest Not Paid                         332,750        302,500

  (Increase) Decrease in:
     Restricted Cash                                      (52,664)        21,626
     Other Current Assets                                 504,355         32,406

  Increase (Decrease) in:
     Accounts Payable and Accrued Expenses                361,485        625,147
                                                      -----------    -----------

  Net Cash Provided  (Used) by Operating Activities       112,350       (318,825)
                                                      -----------    -----------

  Investing Activities:
     Purchase of Property, Plant and Equipment            (62,178)       (37,945)
     Real Estate Development                             (721,335)      (126,405)
                                                      -----------    -----------
          Net Cash Used in Investing Activities          (783,513)      (164,350)
                                                      -----------    -----------

  Financing Activities:
     Member Contributions                               1,423,297           --
                                                      -----------    -----------

          Net Cash Provided by Financing Activities     1,423,297           --
                                                      -----------    -----------

  Net Increase (Decrease) in Cash                         752,134       (483,175)
  Cash at Beginning of Period                             643,864      1,358,469
                                                      -----------    -----------

  Cash at End of Period                               $ 1,395,998        875,294
                                                      ===========    ===========

  Supplemental Disclosures:
     Interest Paid                                    $        38            180

                 See Accompanying Notes And Accountant's Report

                                      F-21

                            Catskill Development, LLC
                            -------------------------

                   Notes to Consolidated Financial Statements
                             June 30, 2003 and 2002

1.  SIGNIFICANT ACCOUNTING POLICIES
    -------------------------------

     This summary of significant  accounting  policies of Catskill  Development,
     LLC (the  Company) is presented to assist in  understanding  the  Company's financial  statements.  These  accounting  policies have been  consistently applied in the preparation of the financial statements,  and all normal and
     recurring   adjustments  and  accruals  considered  necessary  for  a  fair presentation have been included. Operating results for the six month period ended June 30, 2003 are not necessarily  indicative of the results that may be expected for the year ended December 31, 2003

     A. Organization and Business Activity
        ----------------------------------

     In October 1995,  Catskill  Development,  LLC, a New York limited liability company, was formed to pursue the development of a proposed Native American
     Casino  in  Monticello,  New York (the  "Casino  Project").  The  Company's
     business  plan  envisioned  three  distinct  lines of  business:  a) casino activities; b) real estate related activities; and c) the gaming operations related to Monticello  Raceway (the  "Raceway")  including  pari-mutuel and future  Video  Lottery  Terminal  ("VLT")  operations.  Monticello  Raceway
     Management.  Inc.  (MRMI),  a  New  York  Corporation,  is a  wholly  owned subsidiary  and was  formed  to hold  the  pari-mutuel  license.  .  Mohawk
     Management, LLC (MM), a New Your Limited Liability Company, is 60% owned by the  Company  and was  formed  to  manage  the  St.  Regis  Mohawk  Casino.
     Monticello  Casino  Management,  LLC (MCM),  a New York  Limited  Liability
     Company,  is 60% owned by the  Company  and was  formed to manage any other
     Native American Casino at the Raceway. Both MM and MCM are inactive at this time.

     Currently,  the Company conducts pari-mutuel wagering on live race meetings for Standard  bred horses and  participates  in intrastate  and  interstate simulcast  wagering at the Raceway in  Monticello,  New York. The Company's
     operations  are  subject to  regulation  by the New York  State  Racing and
     Wagering Board.

     The Company  continues to pursue a Native  American  Casino  Project at the
     Raceway. However, to this point it has been unsuccessful (see Note 8).

     B.  PRINCIPLES OF CONSOLIDATION
         ---------------------------

     The accompanying  consolidated financial statements include the accounts of the Company's  subsidiaries,  Monticello Raceway  Managements,  Inc, Mohawk
     Management,  LLC and Monticello  Casino  Management,  LLC. All  significant
     inter-company   balances  and   transactions   have  been   eliminated   in
     consolidation.

     C.   Use of Estimates
          ----------------

     The  preparation  of financial  statements  in conformity  with  accounting principles  generally  accepted  in the United  States of America  required management  to make  estimates  and  assumptions  that affect the  reported amounts of assets and liabilities  and disclosure of contingent  assets and liabilities  at the  dates of the  financial  statements  and the  reported

                                      F-22

                            Catskill Development, LLC
                            -------------------------

                   Notes to Consolidated Financial Statements
                             June 30, 2003 and 2002

     amounts of revenues  and  expenses  during the  reporting  periods.  Actual results could differ from those estimated.

     D.  Concentrations of Credit Risk
         -----------------------------

     The Company maintains significant cash balances with financial institutions in  excess of the  insurance  provided  by the  Federal  Deposit  Insurance
     Corporation (FDIC).

     The Company,  in the normal  course of business,  settles  wagers for other racetracks and is thereby exposed to credit risk. However,  receivables are generally not a significant  portion of the Company's  total assets and are comprised of a large number of accounts.

     E.  Cash and Cash Equivalents
         -------------------------

     Cash and cash  equivalents  include  cash on account,  demand  deposits and certificates of deposits with original maturities of less than three months at acquisition.

     F.  Restricted Cash
         ---------------

     Under New York States  Racing,  Pari-Mutuel  Wagering  and Breeding Law the
     track is  obliged  to  withhold a certain  percentage  of certain  types of wagers  towards  the  establishment  of a pool of money the use of which is restricted to the funding of approved capital improvements,  repairs and/or certain  advertising  expenses.  Periodically  during  the year  the  track petitions  the  Racing  and  Wagering  Board  to  certify  that  the  noted
     expenditures are eligible for re-imbursement  from the capital  improvement fund.  The  unexpended  balance is shown as restricted  cash on the balance sheet.

     G.  Property, and Equipment
         -----------------------

     Plant and equipment are recorded at cost.  Depreciation is calculated using the  straight-line  basis over the  estimated  useful  lives of the related assets as follows: 15 years for grandstands and buildings, 5 to 7 years for equipment and 7 years for furniture and fixtures.

     H.  Real Estate Development
         -----------------------

     In  connection  with its real estate  activities,  the Company  capitalizes certain legal,  architectural,  engineering and environmental study fees as well as other costs directly related to the development of its real estate.
     (See Note 2)

     I.  Impairment of Assets
         --------------------

     In the event that facts and circumstances indicate that the carrying amount of tangible  assets or groups of assets may be impaired,  an  evaluation of recoverability  would be  performed.  If an  evaluation  is  required,  the estimate future undiscounted cash flows associated with the assets would be compared to the assets'  carrying  amount to determine  if a write-down  to market  value or  discounted  cash flow value is required.  Management  has determined that no impairment of assets has occurred.

                                      F-23

                            Catskill Development, LLC
                            -------------------------

                   Notes to Consolidated Financial Statements
                             June 30, 2003 and 2002

     J.  Inventory
         ---------

     Inventory  is recorded at the lower of cost or market on a first in,  first out basis.

     K.  Revenue Recognition
         -------------------

     Wagering  revenues are  recognized  gross of purses,  stakes and awards and pari-mutual  wagering taxes.  The costs relating to these amounts are shown as "Purses, Awards and Other" in the accompanying Income Statements.

     L.  Advertising
         -----------

     The  Company  expenses  the costs of  general  advertising,  promotion  and marketing programs at the time the costs are incurred.

     M.  Income Taxes
         ------------

     The  Company  was formed as a limited  liability  company and elected to be treated as a partnership  for tax purposes,  and thus no income tax expense is  recorded  in the  statements.  Income  of the  Company  is taxed to the members  in their  respective  returns.  All  income  from  the 100%  owned subsidiary  is passed  to the  Company  because  of a  management  contract
     between  the  companies.   Therefore  no  tax  accrual  is  needed  on  the
     subsidiary's records.

2.   FIXED ASSETS
     ------------

                                              June 30, 2003         June 30, 2002
                                              -------------         --------------
Land                                            $   770,000              770,000
Buildings & Improvements                          8,574,666            8,414,664
Furniture, Fixtures & Equipment                   1,258,538            1,233,558
                                                -----------          -----------
   Subtotal                                      10,603,204           10,418,222
Less: Accumulated Depreciation                    5,027,429            4,312,880
                                                -----------          -----------
   Net Property and Equipment                   $ 5,575,775            6,105,342
                                                ===========          ===========

     Depreciation  expense was  $347,850  and  $376,022 for the six months ended
     June 30,  2003 and 2002  respectively.  The above  land and  buildings  are security for the mortgage described in Note 3.

     The Company is in the  business of  developing  real estate for  additional gaming  activities.  For the six months  ended June 30, 2003 and 2002,  the
     Company had capitalized $721,335 and $126,405, respectively to continue its efforts.

3.   MEMBERS EQUITY AND SENIOR OBLIGATION
     ------------------------------------

     The members of the Company have contributed  considerable  amounts of money to the  Company to fund the  purchasing  of the Raceway  and  pursuing  the approval and  development of a Native  American  Casino on a portion of the
     Raceway  property.  These  contributions  (and a priority return of 10% per

                                      F-24

                            Catskill Development, LLC
                            -------------------------

                   Notes to Consolidated Financial Statements
                             June 30, 2003 and 2002

     anum) and the mortgage  described below,  (with interest  compounded at 10%
     per annum) must be repaid before any net earnings from operations  would be available for  distribution to the Company's other members.  As of June, 30
     2003  the   aggregate   amount  needed  to  satisfy  the  payment  of  said
     contributions  (with priority returns) to certain members of the Company is
     $34,539,867.

     These preferred capital balances are subordinate to a mortgage,  payable to two members,  (the "Senior  Obligation"),  which at June 30, 2003, and 2002 was $7,154,125 and $6,503,750  respectively  including  accrued interest at
     10% per annum.  All payments accrue and the principal and accrued  interest totaling  $8,052,550 is due September  15, 2004.  Currently,  any cash flow from the  operations  of the Raceway are being  retained by the Company for working capital purposes and to fund litigation and development expenses in conjunction  with other  potential  gaming  operations  at the track.  As a result,  the Company is not expected to make any distributions with respect to  certain  other  members'  interests  until  the  Company  has  achieved additional  net revenues  sufficient to discharge the payment of the Senior
     Obligation,  accrued  interest,  preferred  capital  balance  and  priority returns.

     The  Company  was  formed as a limited  liability  company,  therefore  its members  individual  liability is limited under the appropriate laws of the
     State of New York.  The  Company  will  cease to exist  July 1,  2025.  The
     Company's  distinct  lines of business:  (A) casino  development;  (B) real estate  related  activities;  and  (C) the  gaming  operations  related  to
     Monticello Raceway including  pari-mutuel and future Video Lottery Terminal operations are owned as follows:

                                                 Casino             Real Estate          Racing
                                            -----------------   ------------------   --------------
               Voting Members:
               --------------
               Alpha Monticello, Inc.            48.310              25.000              36.870
               Americas Tower Partners           20.000              25.000              25.000
               Monticello Realty, LLC            20.000              22.500              22.500
               Watertone Holdings, LP             9.190              25.000              13.130

               Non-Voting Members:
               ------------------
               Cliff Ehrlich                      1.375               1.375               1.375
               Fox-Hollow Lane, LLC               1.000               1.000               1.000
               Shamrock Strategies, Inc.          0.125               0.125               0.125

4.   RELATED PARTY TRANSACTIONS
     --------------------------

     As explained in Notes 1G and 2 the Company is in the business of developing real estate for  additional  gaming  activities.  In  connection  with this development the Company has paid various consulting fees to related parties consisting  of members or  directors  of Catskill  Development,  LLC.  From inception  through June 30, 2003 the Company has capitalized as development costs $976,858 of such related party transactions.

                                      F-25

                            Catskill Development, LLC
                            -------------------------

                   Notes to Consolidated Financial Statements
                             June 30, 2003 and 2002

5.   OPERATING LEASES
     ----------------

     At June 30, 2003 the Company had commitments  under operating  leases which end in 2006 for various pieces of equipment requiring annual lease payments for the twelve months ending June 30 as follows:

             2004                           $ 150,921
             2005                              76,374
             2006                              17,616
                                   -------------------

                  Total                     $ 244,911
                                   ===================

     Lease  expense was  $77,461  and $82,860 for the six months  ended June 30,
     2003 and 2002 respectively.

6.   COMMITMENTS AND CONTINGENCIES
     -----------------------------

     The Monticello Harness Horsemen's  Association,  Inc. has brought an action against Monticello Raceway  Management,  Inc. and one of the members of the
     Company  seeking the sum of  $1,562,776  to be  credited to the  horsemen's purse account and an additional  $4,000,000 in punitive  damages . The suit claims that  revenues  received by the Raceway  from  various  simulcasting sources were not properly  credited to their  horsemen's  purse account.  A separate action seeking $50,000  questions the proper  assignment of stalls to the Horseman.  Management  has responded  vigorously to contest the case after  attempts at  out-of-court  settlement  proved  fruitless.  There are disputed issues of fact between the parties, which makes an estimate of the outcome or the amount or range of loss  difficult to gauge.  In  accordance with Statement of Financial  Accounting  Standards No. 5, the amount of the loss, if any that may be ultimately  realized has not been reflected in the accompanying financial statements.

     In July  1996,  the  Company  and its  members  entered  into a  series  of agreements  with the Mohawk Tribe related to the development of a casino on land adjacent to the Monticello Raceway in Monticello,  New York.  Pursuant
     to such agreements,  the Mohawk Tribe was to purchase certain land from the
     Company  and  various  affiliates  of the  Company  were to help  with  the development of a casino on the land and manage any resulting  casino.  More particularly, the Tribe entered into a Gaming Facility Management Agreement with Mohawk Management LLC ("MM"). Pursuant to such Agreement, MM was to be provided with the exclusive right to manage the Monticello Casino for seven
     (7) years from its opening and to receive certain fees for the provision of management and related services.

     Completion of the project  contemplated  by the agreements  with the Mohawk
     Tribe was  subject  to  certain  conditions,  including  the  obtaining  of
     relevant  federal  and  State  governmental  approvals.   The  Company,  in
     conjunction with its affiliates,  assumed responsibility for and undertook, seeking and obtaining all local,  state and federal  approvals  required or necessary  to  construct  and operate the Casino  Project.  By letter dated

                                      F-26

                            Catskill Development, LLC
                            -------------------------

                   Notes to Consolidated Financial Statements
                             June 30, 2003 and 2002

     April 6,  2000,  addressed  to  Governor  George  Pataki,  Kevin  Governor,
     Assistant Secretary of the Department of the Interior, advised and notified the Governor of New York that the Company's  proposed  casino  project with the Mohawk Tribe had been  approved  and  specifically  requested  that the
     Governor concur.  However, on April 22, 2000, the Company became aware of a purported  letter  agreement  between  the  Mohawk  Tribe  and  Park  Place
     Entertainment  Corporation  ("PPE"),  which  agreement (with two irrelevant exceptions) purportedly gave PPE the exclusive rights to develop and manage any casino development the Mohawk Tribe may have in the State of New York.

     Since  2000,  the Company has been  engaged in  litigation  with Park Place
     Entertainment  ("PPE")  alleging  tortuous  interference  with contract and business  relationship  in regard to the Company's  agreements with the St.
     Regis Mohawk Tribe. On March 14, 2003, attorneys for the Plaintiffs filed a motion  requesting  the  District  Court to  vacate a  judgment,  which was adverse to the Company, issued on August 26th, 2002, on the ground that new evidence  has been found that has a material  bearing on  important  issues affecting the judgment.  The motion  indicates  that audio tapes of certain conversations  concerning  the  transaction  at issue in the case were made available to the plaintiffs by  Presidents,  R.C., the plaintiff in another case against PPE and that the tapes provide  evidence  which raise material issues  regarding  important  issues in the case and the positions taken by the  defendant.  The motion  requests that the judgment be vacated and that the  Plaintiffs  be  permitted  to  continue  discovery  and  file  amended pleadings  to reflect the  evidence  contained  in the case.  Although  the
     Company has been  advised by the  attorneys  handling the case that the new evidence relates to substantial important issues, it does not relate to all of the issues or charges in the  Plaintiff's  original  complaint or all of the issues  covered by the  pending  appeal in the case by the  Plaintiffs.
     Accordingly,  no assurance  can be given that the motion will be granted or that,  if  granted,  it  will  provide  relief  sufficient  to  permit  the
     Plaintiffs  to  proceed  with a trial  or  provide  evidence  that  will be available for purposes of the record in the appeal.

     Legal fees in connection  with the  aforementioned  litigation  amounted to
     $1,018,028  and  $1,945,255 for the six months ended June 30, 2003 and 2002 respectively.

     The  Company  is  also  a  party  to  a  various   non-environmental  legal
     proceedings  and  administrative  actions,  all arising  from the  ordinary course of business. Although it is impossible to predict the outcome of any legal  proceeding,  the Company  believes any liability that may finally be determined  with  respect  to such  legal  proceedings  should  not  have a material effect on The Company's consolidated  financial position,  results of operations or cash flows.

     In October 23, 2002, the Company retained CIBC World Markets Corporation to help it review its  strategic  alternatives  and assist in  maximizing  the value of its  assets.  The  Company  is in  negotiations  with a  federally recognized  Native American tribe in New York and various casino management and  development  entities  with  respect  to the  development  of a Native
     American  Casino.  The  development of a casino at the Raceway will require consummation  of  arrangements  with these parties and various  reviews and approvals.  No  assurances  can be given  that  such  arrangements  will be entered into or that any approvals will be obtained.

                                      F-27

                            Catskill Development, LLC
                            -------------------------

                   Notes to Consolidated Financial Statements
                             June 30, 2003 and 2002

7.   VIDEO LOTTERY TERMINALS
     -----------------------

     In October 2001, the New York State Legislature passed a bill that expanded the nature and scope of gaming in the state ("VLT  Legislation").  The bill was signed by the  Governor on October 31, 2001.  The  provision of the VLT
     Legislation  relevant to the Company  include:  a)  authority  given to the
     Governor to  negotiate  casino  licenses  for up to three  Native  American casinos in the  Catskills;  and b) the  authority for several of New York's racetracks,  including  the  Raceway,  to operate  video  lottery  terminal
     ("VLT") in their facilities. The VLT operation will be conducted by the New
     York State Lottery (the "Lottery") with the racetracks  functioning largely as agents for the Lottery.

     The Company  received a letter  from the  Lottery,  dated  March 21,  2002, advising the Raceway that the Lottery has completed  its initial  review of the  Raceway's  business  plan for the  operation  of VLT's at the  Raceway
     during  the  initial  three  year  trial  period   approved  by  the  State
     Legislature.  Based  on such  review,  the  Lottery  has  made  an  initial allocation of 1,800 VLT's to the Raceway

     The  business  plan was  submitted  at the request of the  Lottery,  and in accordance  with Lottery  procedures,  does not represent a final  decision with respect to the  implementation  of VLT's by the Company.  The business plan  includes  certain  assumptions  recommended  by the Lottery and other estimates  considered  preliminary  by the  Company The Lottery has not yet established  a firm start date or adopted  regulations  with  regard to the program.

     On May 15,  2003,  New  York  State  enacted  legislation  to  enhance  the incentives  for racetracks in the State to participate in the State's Video
     Lottery program.  Although  legislation had authorized the program earlier, none of the  racetracks  authorized to participate in the program had found the terms  sufficiently  attractive to justify the  investment  required to participate in the program. Under the newly enacted legislative amendments, the initial term of the program has been extended to 10-years from the date of  inception  and  permits  year round  operations  with  extended  hours.
     Approximately 29% of total VLT revenue received is to be distributed to the tracks and their  horsemen/  breeders  associations.  A  percentage  of VLT revenues is to be made available to provide gradually increasing purses for the horsemen and for a breeding fund,  thus improving the quality of racing at the track.  During the initial  eighteen  months of the program,  the NY
     State  Lottery  has the ability to approve  the  opening of  temporary  VLT structures -- while more comprehensive  construction takes place.  Pursuant to the original legislation,  the New York State Lottery made an allocation of  1,800  VLT's  to  Monticello  Raceway.  If  market  conditions  permit,
     additional   machines  may  be  added  without  the  need  for   additional
     legislation.

8.   CASINO DEVELOPMENT
     ------------------

     On April 3, 2003,  the Cayuga  Nation,  a New York  State  based  federally recognized Indian Nation (the "Cayuga Nation"),  the Company and certain of the Company affiliates,  including a subsidiary of the Company entered into a series of agreements  which provide for the  development  of a trust land casino adjacent to the Raceway.  In furtherance of these  transactions,  on

                                      F-28

                            Catskill Development, LLC
                            -------------------------

                   Notes to Consolidated Financial Statements
                             June 30, 2003 and 2002

     April 10, 2003, the Cayuga Nation, Empire and the Company, officially filed with the  Eastern  Regional  Office of the  Bureau of  Indian  Affairs,  an
     application  requesting that the Secretary of the Interior acquire in trust on behalf of the Cayuga Nation a 30 acre parcel of land in Monticello,  New
     York to be used for gaming purposes. This transaction,  if completed, gives
     Empire control of the Raceway and all  development  rights for the proposed
     Native  American  casino and any potential  future video  lottery  terminal operations. The Company believes this will strengthen our ability to obtain new  financing on reasonable  terms and our  long-term  viability and hopes that this  transaction  will close  sometime in the fourth quarter of 2003, although  there  are a  number  of  approvals  that  must be  obtained  and conditions that must be met.

9.   SUBSEQUENT EVENTS
     -----------------

     On July 3,  2003 the  Company  entered  into a  Definitive  Agreement  with
     Empire,  its partner in  developing  gaming  activities  at the  Monticello
     Raceway (the "Raceway") and other related entities.  The agreement provides for Empire to acquire a 48 year ground lease on the Raceway and  contiguous properties,  together with all of the Company's  development and management rights with respect to the site and related gaming activities,  in exchange for an 80.25% position in Empire's common stock.

     The  Definitive  Agreement  provides  for the Company to lease its 230-acre
     Raceway property to Empire for a period of 48 years for an annual base rent of  $1,800,000.  The Lease  terms are to contain  certain  options  for the
     Company to acquire title to portions of the property.  The exercise of such option will  require  obtaining  necessary  federal and state  approvals to create  a Native  American  gaming  facility  on the  property.  If such an approval  is  reached,  the  Company  will  have the  ability  to apply any proceeds that Catskill receives for the Casino project,  in relation to the land placed in trust,  and apply  those  proceeds  against  the  negotiated purchase price.

     On July  17,  2003  The New  York  State  Supreme  Court  decided  that the
     Legislature did not violate the state  constitution  when it authorized the governor to sign accords with Indian tribes  allowing them to build six new casinos.  Judge Joseph  Teresi,  an Albany  County  judge,  also ruled that racetracks  could install video lottery  terminals and the state could take part in interstate lotteries.

                                      F-29

                         REPORT OF INDEPENDENT AUDITORS

To the Members of
Monticello Raceway Development, LLC

We  have  audited  the  accompanying   balance  sheets  of  Monticello   Raceway
Development  Company,  LLC as of  December  31,  2002 and 2001,  and the related income statements, changes in member's equity and cash flows for the years ended
December 31, 2002 and 2001. These financial statements are the responsibility of the Company's  management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in  accordance  with United  States  generally  accepted auditing  standards.  Those standards require that we plan and perform the audit to obtain reasonable  assurance about whether the financial  statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting  the amounts and  disclosures in the financial  statements.  An audit also includes assessing the accounting principles used and significant estimates made by  management,  as well as  evaluating  the  overall  financial  statement presentation.  We believe  that our audits  provide a  reasonable  basis for our opinion.

In our opinion,  the financial  statements  referred to above present fairly, in all material respects,  the financial position of Monticello Raceway Development
Company,  LLC at December 31, 2002 and 2001,  and the results of its  operations and its cash flows for the years ended December 31, 2002 and 2001, in conformity with United States generally accepted accounting principles.

/s/ Bachrach, Waschitz & Waschitz, LLP
--------------------------------------

July 18, 2003

Monticello, New York
                                      F-30

                   Monticello Raceway Development Company, LLC
                                 Balance Sheets
                     December 31, 2002 and December 31, 2001

                                                       December 31, 2002    December 31, 2001
                                                       -----------------    ------------------
ASSETS

Current Assets:
   Due From Members                                    $             200                  200
                                                       -----------------    ------------------

       Total Assets                                    $             200                  200
                                                       =================    ==================

LIABILITIES AND MEMEBERS' EQUITY

Current Liabilities:
   Accounts Payable and Accrued Expenses               $              --                    --
                                                       -----------------    ------------------

       Total Current Liabilities                                      --                    --
                                                       -----------------    ------------------

Members' Equity                                                      200                   200
                                                       -----------------    ------------------

Total Liabilities and Members' Equity                  $             200                   200
                                                       =================    ==================

                        See Notes To Financial Statements

                                      F-31

                   Monticello Raceway Development Company, LLC
                                Income Statements
                 For the Years Ended December 31, 2002 and 2001

                                       December 31, 2002                   December 31, 2001
                                ---------------------------------   --------------------------------

Revenues                        $                              -                                  -
                                ---------------------------------   --------------------------------
Costs and Expenses                                             -                                  -
                                ---------------------------------   --------------------------------
   Net Income                   $                              -                                  -
                                =================================   ================================

                        See Notes To Financial Statements

                                      F-32

                   Monticello Raceway Management Company, LLC
                    Statements of Changes in Member's Equity
                 For the Years Ended December 31, 2002 and 2001

                                                                  Total
                                                                 Members
                                                                 Equity
                                                         -----------------------

                  Balance December 31, 2000                               $ 200

                  Net Income                                                  -
                                                         -----------------------

                  Balance December 31, 2001                                 200

                  Net Income                                                  -
                                                         -----------------------

                  Balance December 31, 2002                               $ 200
                                                         =======================

                        See Notes To Financial Statements

                                      F-33

                  Monticello Raceway Development Company, LLC
                           Statements of Cash Flows
                 For the Years Ended December 31, 2002 and 2001

                                                            December 31, 2002                    December 31, 2001
                                                            -----------------------------   -----------------------------

Operating Activities:
Net Income                                                  $                              -                                  -

    Net Cash (Provided) Used by Operating Activities                                       -                                  -
                                                            ---------------------------------   --------------------------------
Investing Activities:

    Net Cash (Provided) Used in Investing Activities                                       -                                  -
                                                            ---------------------------------   --------------------------------

Financing Activities:

    Net Cash Provided (Used) by Financing Activities                                       -                                  -
                                                            ---------------------------------   --------------------------------

Net Increase (Decrease) in Cash                                                            -                                  -
Cash at Beginning of Year                                                                  -                                  -
                                                            ---------------------------------   --------------------------------

Cash at End of Year                                         $                              -                                  -
                                                            =================================   ================================

Supplemental Disclosures:
  Interest Paid                                             $                              -                                  -

                       See Notes To Financial Statements

                                      F-34

                   Monticello Raceway Development Company, LLC

                          Notes to Financial Statements
                           December 31, 2002 and 2001

1.  SIGNIFICANT ACCOUNTING POLICIES
    -------------------------------

     This  summary of  significant  accounting  policies of  Monticello  Raceway
     Development   Company,   LLC  (the  Company)  is  presented  to  assist  in
     understanding the Company's financial statements.  The financial statements
     and  notes  are   representations  of  the  Company's   management  who  is
     responsible for their integrity and objectivity.  These accounting policies
     conform  to  generally  accepted   accounting   principles  and  have  been
     consistently applied in the preparation of the financial statements.

     A.  ORGANIZATION AND BUSINESS ACTIVITY
         ----------------------------------

     In  October  1995,   Monticello  Raceway  Development   Company,  LLC  (the
     "Company")  a New York  limited  liability  company,  was formed to provide exclusive services under a 25-year agreement with Catskill Development, LLC to  develop,  manage  and lease  all  projects  on the 230  acres  owned by
     Catskill Development, LLC. in Monticello, New York.

     Catskill  Development,  LLC  continues to pursue a Native  American  Casino
     Project  at  Monticello  Raceway.  However,  to  this  point  it  has  been unsuccessful. Therefore the company is inactive.

                                      F-35

                               ACCOUNTANT'S REPORT

To the Members of
Monticello Raceway Development Company, LLC.

We  have  reviewed  the  accompanying   balance  sheets  of  Monticello  Raceway
Development  Company,  LLC as of June 30, 2003 and 2002,  and the related income statements,  changes in members  equity,  and cash flows for the six months then ended,  in accordance  with  Statements on Standards for  Accounting  and Review
Services issued by the American Institute of Certified Public  Accountants.  All
information   included  in  these  consolidated   financial  statements  is  the
representation of the management of Monticello Raceway Development Company, LLC.

A review  consists  principally of inquires of Company  personnel and analytical procedures  applied to financial data. It is substantially less in scope that an audit in accordance with generally accepted auditing standard,  the objective of which is the  expression  of an opinion  regarding  the  consolidated  financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our reviews we are not aware of any material  modifications that should be made to the accompanying  consolidated financial statements in order for them to be in conformity with generally accepted accounting principles.

/s/ Bachrach, Waschitz & Waschitz, LLP

August 1, 2003

Monticello, New York

                                      F-36

                   Monticello Raceway Development Company, LLC
                                 Balance Sheets
                             June 30, 2003 and 2002

                                                                   June 30, 2003                   June 30, 2002
                                                           ------------------------------   -----------------------------
ASSETS

Current Assets:
   Due From Members                                        $                         200                             200
                                                           ------------------------------   -----------------------------

     Total Assets                                          $                         200                             200
                                                           ==============================   =============================

LIABILITIES AND MEMEBERS' EQUITY

Current Liabilities:
   Accounts Payable and Accrued Expenses                   $                           -                               -
                                                           ------------------------------   -----------------------------

     Total Current Liabilities                                                         -                               -
                                                           ------------------------------   -----------------------------

Members' Equity                                                                      200                             200
                                                           ------------------------------   -----------------------------

Total Liabilities and Members' Equity                      $                         200                             200
                                                           ==============================   =============================

                 See Accompanying Notes And Accountant's Report

                                      F-37

                   Monticello Raceway Development Company, LLC
                                Income Statements
                 For the Six Months Ended June 30, 2003 and 2002

                                            June 30, 2003                       June 30, 2002
                                   ---------------------------------   --------------------------------

Revenues                           $                              -                                  -
                                   ---------------------------------   --------------------------------

Costs and Expenses                                                -                                  -
                                   ---------------------------------   --------------------------------

   Net Income                      $                              -                                  -
                                   =================================   ================================

                 See Accompanying Notes And Accountant's Report

                                      F-38

                     Monticello Raceway Management Company, LLC
                      Statements of Changes in Member's Equity
                   For the Six Months Ended June 30, 2003 and 2002

                                                                Total
                                                               Members
                                                               Equity
                                                       -----------------------

Balance December 31, 2001                                               $ 200

Net Income                                                                  -
                                                       -----------------------
Balance June 30, 2002                                                   $ 200
                                                       =======================

Balance December 31, 2002                                               $ 200

Net Income                                                                  -
                                                       -----------------------

Balance June 30, 2003                                                   $ 200
                                                       =======================

                 See Accompanying Notes And Accountant's Report

                                      F-39

                   Monticello Raceway Development Company, LLC
                            Statements of Cash Flows
                 For the Six Months Ended June 30, 2003 and 2002

                                                                       June 30, 2003                 June 30, 2002
                                                              ---------------------------------   ---------------------------

Operating Activities:
Net Income                                                    $                              -                                  -

      Net Cash (Provided) Used by Operating Activities                                       -                                  -
                                                              ---------------------------------   --------------------------------

Investing Activities:

      Net Cash (Provided) Used in Investing Activities                                       -                                  -
                                                              ---------------------------------   --------------------------------

Financing Activities:

      Net Cash Provided (Used) by Financing Activities                                       -                                  -
                                                              ---------------------------------   --------------------------------

Net Increase (Decrease) in Cash                                                              -                                  -
Cash at Beginning of Year                                                                    -                                  -
                                                              ---------------------------------   --------------------------------

Cash at End of Year                                           $                              -                                  -
                                                              =================================   ================================

Supplemental Disclosures:
  Interest Paid                                               $                              -                                  -

                 See Accompanying Notes And Accountant's Report

                                      F-40

                   Monticello Raceway Development Company, LLC

                          Notes to Financial Statements
                             June 30, 2003 and 2002

1.  SIGNIFICANT ACCOUNTING POLICIES
    -------------------------------

     This  summary of  significant  accounting  policies of  Monticello  Raceway
     Development   Company,   LLC  (the  Company)  is  presented  to  assist  in
     understanding the Company's financial statements.  The financial statements
     and  notes  are   representations  of  the  Company's   management  who  is
     responsible for their integrity and objectivity.  These accounting policies
     conform  to  generally  accepted   accounting   principles  and  have  been
     consistently applied in the preparation of the financial statements.

     A.   Organization and Business Activity
          ----------------------------------

     In  October  1995,   Monticello  Raceway  Development   Company,  LLC  (the
     "Company")  a New York  limited  liability  company,  was formed to provide exclusive services under a 25-year agreement with Catskill Development, LLC to  develop,  manage  and lease  all  projects  on the 230  acres  owned by
     Catskill Development, LLC. in Monticello, New York.

     Catskill  Development,  LLC  continues to pursue a Native  American  Casino
     Project  at  Monticello  Raceway.  However,  to  this  point  it  has  been unsuccessful. Therefore the company is inactive.

                                      F-41

                                 Empire Resorts, Inc. and Subsidiaries
                             Condensed Consolidated Pro Forma Balance Sheet
                                         as of June 30, 2003
                               (in thousands, except for per share data)

                                                                                                          Pro Forma
                                                                  Historical Statements                 (Consolidated
                                                                  ---------------------                 Empire Resorts
                                                                  Empire      Catskill                   and Catskill
                                                                  Resorts    Development   Adjustments   Development)
                                                                  -------    -----------   -----------   ------------

ASSETS

Current Assets
  Cash .........................................................   $      94    $   1,396    $    --      $   1,490
  Receivables and other current assets .........................          12          960         --            972
                                                                   =========    =========    =========    =========
  Total current assets .........................................         106        2,356         --          2,426
  Net property and equipment ...................................        --          5,576       (5,576)A       --
  Investments and advances in affiliates .......................       7,517         --         (7,517)C       --
  Development costs Cayuga Nation ..............................       1,056         --           --          1,056
  Deferred costs - leased property
  development ..................................................        --          6,790         --          6,790
                                                                   ---------    ---------    ---------    ---------
        Total assets ...........................................   $   8,679    $  14,722    $ (13,093)   $  10,308
                                                                   ---------    ---------    ---------    ---------

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
  Accounts payable and accrued expenses ........................   $     981    $   2,947    $    --      $   3,928
  Accrued payroll and related liabilities ......................         360         --           --            360
                                                                   =========    =========    =========    =========
        Total current liabilities ..............................       1,341        2,947         --          4,288
                                                                   =========    =========    =========    =========
Long-term debt
  Notes payable ................................................        --          7,154       (7,154)D         --
                                                                                                 5,073 F      5,073
Capital
  Common stock .................................................          57         --            166 B        223
  Contributed capital and other ................................        --         18,149      (18,149)G         --
  Preferred stock ..............................................       6,855         --           --          6,855
  Paid in capital ..............................................     114,174         --         (7,517)C
                                                                                              (113,748)E
                                                                                                 7,154 D
                                                                                                  (166)B
                                                                                                (5,576)A
                                                                                                18,149 G     12,470
Deficit ......................................................      (113,748)     (13,528)     113,748 E    (13,528)
Treasury stock ...............................................          --           --         (5,073)F     (5,073)
                                                                   =========    =========    =========    =========
      Total capital ..........................................         7,338        4,621      (11,012)         947
                                                                   =========    =========    =========    =========
      Total liabilities and capital ..........................     $   8,679    $  14,722    $ (13,093)   $  10,308
                                                                   =========    =========    =========    =========

                                      F-42

                                           Empire Resorts, Inc. and Subsidiaries
                                  Condensed Consolidated Pro Forma Statement of Operations
                                              for the year ended December 31, 2002
                                            (in thousands, except for per share data)

                                                                                                         Pro Forma
                                                                 Historical Statements                 (Consolidated
                                                                 ---------------------                 Empire Resorts
                                                                 Empire      Catskill                   and Catskill
                                                                 Resorts    Development   Adjustments   Development)
                                                                 -------    -----------   -----------   ------------

Revenues .....................................................   $   --       $ 11,366     $     --      $ 11,366
                                                                 -------    -----------   -----------   ------------
Costs and Expenses
  Pari-mutuel wagering purses ................................       --          3,932           --         3,932
  Rent - Monticello Raceway lease ............................       --           --            1,800 J     1,800
  Selling, general, administrative and
  other ......................................................      2,672        7,991           --        10,618
  Interest ...................................................        459          620           (620)I       814
                                                                                                  355 H
  Depreciation ...............................................         77          756           (756)K        77
  Pre-opening and development costs ..........................         24         --             --            24
                                                                 --------     --------     ----------    --------
      Total costs and expenses ...............................      3,187       13,299            779      17,265
                                                                 --------     --------     ----------    --------
Other income (loss)
  Impairment loss - Casino Ventures ..........................     (3,000)        --             --        (3,000)
  Gain on sale of investments and related
  management contract ........................................      3,277         --             --         3,277
  Impairment loss on investment...............................     (6,934)        --            6,934 M      --
  Gain on extinguishment of debt .............................        326         --             --           326
                                                                 --------     --------     ----------    --------
  Total other net income .....................................     (6,331)        --            6,934         603
                                                                 --------     --------     ----------    --------
  Net loss before minority interest ..........................     (9,518)      (1,933)         6,155      (5,296)
    Minority interest ........................................         18         --             --            18
                                                                 --------     --------     ----------    --------
Net loss .....................................................     (9,500)      (1,933)         6,155      (5,278)
                                                                 ========     ========     ==========    ========
Cumulative undeclared dividends on ...........................       (174)        --             --          (174)
preferred stock
Loss applicable to common shares .............................     (9,764)      (1,933)         6,155      (5,452)
                                                                 ========     ========     ==========    ========
Weighted average common shares ...............................      4,615       16,643         (2,393)B    18,865
outstanding, basic and diluted
                                                                 ========     ========     ==========    ========
Loss per common share, basic and diluted .....................   $  (2.10)    $  (0.12)    $     --      $  (0.29)
                                                                 ========     ========     ==========    ========

                                      F-43

                              Empire Resorts, Inc. and Subsidiaries
                   Condensed Consolidated Pro Forma Statements of Operations
                             for the six months ended June 30, 2003
                            (in thousands, except for per share data)

                                                                                                     Pro Forma
                                                             Historical Statements                 (Consolidated
                                                             ---------------------                 Empire Resorts
                                                             Empire      Catskill                   and Catskill
                                                             Resorts    Development   Adjustments   Development)
                                                             -------    -----------   -----------   ------------

Revenues .................................................   $   --      $  4,834    $   --          $  4,834
                                                             --------    --------    --------        --------
Costs and Expenses
  Pari-mutuel wagering purses ............................       --         1,667        --             1,667
  Rent - Monticello Raceway lease ........................       --          --          900 J            900
  Selling, general, administrative and
  other ..................................................      3,260       3,862        --             7,122
  Interest ...............................................        556         333       (333)I            734
                                                                                         178 H
  Depreciation ...........................................       --           348       (348)K            --
                                                             --------    --------    --------        --------
      Total costs and expenses ...........................      3,816       6,210        397           10,423
                                                             --------    --------    --------        --------
Other income (loss)
  Equity in loss of affiliate ............................       (344)       --          344L            --
  Gain on sale of investments and related
  management contract ....................................        135        --          --               135
  Gain on extinguishment of debt .........................        389        --          --               389
  Recovery of insurance proceeds .........................        500        --          --               500
                                                             --------    --------    --------        --------
      Total other net income .............................        680        --           344           1,024
                                                             --------    --------    --------        --------
Net loss .................................................     (3,136)     (1,376)        (53)         (4,565)
                                                             ========    ========    ========        ========
Cumulative undeclared dividends on
preferred stock ..........................................       (779)       --          --              (779)
Net loss applicable to common shares .....................   $ (3,915)   $ (1,376)   $    (53)       $ (5,344)
                                                             ========    ========    ========        ========
Weighted average common shares ...........................      5,121      16,643      (2,393)B        19,371
                                                             ========    ========    ========        ========
outstanding, basic and diluted
Loss per common share, basic and diluted .................   $  (0.76)   $  (0.08)   $   --          $  (0.28)
                                                             ========    ========    ========        ========

                                      F-44

                      EMPIRE RESORTS, INC. AND SUBSIDIARIES
                      -------------------------------------

                          NOTES TO PRO FORMA CONDENSED
                       CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

The following are brief descriptions of the pro forma adjustments to the balance sheets and statements of operations of Empire  Resorts and Catskill  Development to  reflect  the  consolidation.  Empire  Resorts  is  acquiring  from  Catskill
Development's  members  certain assets and  liabilities  and all of their equity holdings of Monticello  Casino  Management,  Monticello  Raceway  Management and
Mohawk  Management.  After  the  distribution  of Empire  Resorts'  stock to the members of both Catskill Development and Monticello Raceway Development pursuant to the consolidation, the members of Monticello Raceway Development and Catskill
Development will hold 80.25% of the outstanding common stock of Empire Resorts.

Although Empire Resorts is the legal survivor in the  consolidation  and remains the registrant with the Securities and Exchange Commission, under the accounting principals  generally  accepted  in  the  United  States,  the  merger  is to be accounted for as a reverse  acquisition.  Catskill Development is considered the
"Acquirer"  of Empire  Resorts for financial  reporting  purposes as its members will control more than 50% of the post transitory combined company.  Among other things,  this requires Empire Resorts to present all financial  statements after
completion  of  the   consolidation,   prior  historical   financial  and  other
information of Catskill  Development  and requires a retroactive  restatement of
Catskill Development's  historical members' investment for the equivalent number of shares of common stock received in the consolidation.

The pro forma  financial  statements that represent the  consolidated  financial position of Catskill  Development and Empire Resorts includes  estimates.  These estimates  could and most likely  will vary,  possibly  substantially,  from the actual results that will be reported in future reporting  periods after the date of the  closing.  Prior  to the  formal  closing,  new  approvals,  regulations, ratification  of contracts and certified  appraisals  may be disclosed in future public filings, possibly changing a reader's evaluation of the consolidation. In addition,  subsequent public filings may contain information  different from the information in these pro forma financial statements.

The condensed  consolidated pro-forma balance sheet is based upon the historical balance sheets of Empire Resorts,  Monticello  Raceway  Development and Catskill
Development as of June 30, 2003 and assumes the consolidation took place on that date.  The condensed  statements of operations  for the year ended  December 31,
2002  and the for the six  months  ended  June  30,  2003  are  based  upon  the historical  statements of Empire  Resorts,  Monticello  Raceway  Development and
Catskill  Development for those periods.  The pro-forma statements of operations have been adjusted to reflect the assumption that the  consolidation  took place on January 1, 2002.

The unaudited pro forma  financial  statements  should be read together with the financial  statements and notes of Empire  Resorts,  which are  incorporated  by reference from Empire  Resorts'  Annual Report on Form 10-KSB for the year ended
December 31, 2002 and  Quarterly  Reports on Form 10-QSB for the quarters  ended
March  31 and  June 30,  2003,  and the  consolidated  financial  statements  of
Catskill  Development  for the year ended  December  31, 2002 and the six months ended June 30, 2003.

                                      F-45

                      EMPIRE RESORTS, INC. AND SUBSIDIARIES
                      -------------------------------------

                          NOTES TO PRO FORMA CONDENSED
                       CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

PRO FORMA ADJUSTMENTS TO THE CONDENSED CONSOLIDATED BALANCE SHEET ARE AS FOLLOWS:

     (A)  Net property and equipment of Catskill  Development  to the members of
          Catskill Development following the consolidation (which will no longer include Empire Resorts).

     (B)  Issuance of approximately  16,643,000 shares of Empire Resorts' common stock in connection with the consolidation. The table below summarizes the changes to Empire  Resorts'  capitalization  that will result from the consolidation. The outstanding balance of common stock and options outstanding as of July 2003 was used for the presentation of these pro forma  financial  statements.  At  the  date  of  the  closing  of the consolidation,  the shares of common  stock  issued  will  reflect the actual amount of shares outstanding as of that date.

   Number of shares of common stock outstanding prior to the
   consolidation (approximated)...........................................              5,711,000
   Number of shares of common stock to be redeemed (see note F)...........             (2,393,000)
   Outstanding options (approximated).....................................                778,000
   Shares issued in consolidation to members of both Catskill Development and Monticello Raceway
   Development (approximated).............................................             16,643,000
   Total percentage of shares to be issued pursuant to the consolidation
   (actual)...............................................................                  80.25%

     (C)  To  eliminate  Empire  Resorts'  investment  in  Catskill  Development recorded  on Empire  Resorts'  balance  sheet at June 30,  2003 in the amount of $7,517,000.

     (D)  Contribution of long term debt and related interest by certain members
          of   Catskill   Development   to  the  new   consolidated   entity  in
          consideration of the consolidation.

     (E)  Elimination of Empire  Resorts'  recorded  deficit,  as the accounting acquiree.

                                      F-46

                      EMPIRE RESORTS, INC. AND SUBSIDIARIES
                      -------------------------------------

                          NOTES TO PRO FORMA CONDENSED
                       CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

     (F)  Redemption of Empire Resorts' common stock of certain  stockholders in
          exchange  for   approximately   $5,073,000  of  individual   long-term
          non-convertible  7%  notes  payable,  which  was a  condition  of  the consolidation.

     PRO FORMA ADJUSTMENTS TO THE CONDENSED  CONSOLIDATED  BALANCE SHEET:

     (G)  Elimination  of  contributed  capital of Catskill  Development  as the accounting acquirer.

     PRO FORMA ADJUSTMENTS TO THE CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
     ARE AS FOLLOWS:

     (H)  Records the interest  expense for the year ended December 31, 2002 and the six months ended June 30, 2003 as a result of Item F above.

     (I)  Elimination of interest on long term debt (see (D)) related to certain members of Catskill Development.

     (J)  Reflects   recognition   of  rent  expense  to  be  paid  to  Catskill
          Development  for the  year  ended  December  31,  2002 and for the six months ended June 30, 2003.

     (K)  Elimination of depreciation of net property and equipment  distributed by Catskill Development to its members not including Empire Resorts.

     (L)  Elimination  of Empire  Resorts'  recorded loss in equity of affiliate for the six months ended June 30. 2003  included in the  operations of
          Catskill Development.

     (M)  Elimination  of loss based upon  impairment  recognized in 2002 on the investment in Catskill Development.

                                      F-47

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.
--------    --------------------------------------------

     The following  table sets forth the various  expenses which will be paid by us in connection with the securities being registered. With the exception of the
Securities  and Exchange  Commission  registration  fee,  all amounts  shown are estimates.

SEC registration fee................................................. $   807.82
Legal fees and expenses (including Blue Sky fees).................... $ 5,000.00
Accounting Fees and Expenses......................................... $ 5,000.00
Miscellaneous   ..................................................... $ 4,192.18
            Total   ................................................. $15,000.00

ITEM 15.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.
-------     -----------------------------------------

            As permitted  by the  Delaware  General  Corporation  Law  ("DGCL"),
Empire Resorts,  Inc.'s  Certificate of  Incorporation,  as amended,  limits the personal liability of a director or officer to Empire Resorts, Inc. for monetary damages for breach of  fiduciary  duty of care as a director.  Liability  is not eliminated  for (i) any  breach  of the  director's  duty of  loyalty  to Empire
Resorts,  Inc. or its stockholders,  (ii) acts or omissions not in good faith or which  involve  intentional  misconduct  or a knowing  violation  of law,  (iii)
unlawful  payment of dividends or stock  purchases  or  redemptions  pursuant to
Section 174 of the DGCL, or (iv) any transaction from which the director derived an improper personal benefit.

            Empire Resorts,  Inc.'s by-laws  provide that Empire  Resorts,  Inc.
shall  indemnify  any person who was or is a party or is threatened to be made a party to any  threatened,  pending or completed  action,  suit or  proceeding by reason of the fact that he is or was a director,  officer,  employee or an agent of Empire  Resorts,  Inc. or is or was serving at the request of Empire Resorts,
Inc.  as  a  director,  officer,  employee  or  agent  of  another  corporation, partnership,  joint  venture,  trust or other  enterprise,  against all expenses
(including  attorneys'  fees),  judgments,  fines and amounts paid in settlement actually  and  reasonably  incurred  by him in  connection  with the  defense or settlement of such action, suit or proceeding,  to the fullest extent and in the manner set forth in and  permitted by the DGCL,  as from time to time in effect, and any other  applicable  law,  as from time to time in  effect.  Such right of indemnification  is not be deemed  exclusive  of any other  rights to which such director,  officer,  employee  or agent and shall  inure to the  benefit  of the heirs, executors and administrators of each such person.

            Empire  Resorts,  Inc. has also obtained a directors'  and officers'
insurance  and company  reimbursement  policy in the amount of  $5,000,000.  The policy insures  directors and officers against  unindemnified  loss arising from certain  wrongful acts in their  capacities and would reimburse  Empire Resorts,
Inc.  for  any  losses   incurred   due  to  Empire   Resorts,   Inc.'s   lawful
indemnification of its directors and officers.

            Insofar  as  indemnification   for  liabilities  arising  under  the
Securities Act of 1933, as amended, may be permitted to directors,  officers, or persons  controlling us pursuant to the foregoing  provisions,  Empire  Resorts,

                                      II-1

Inc.  has been  informed  that in the  opinion of the  Securities  and  Exchange
Commission  such  indemnification  is against  public policy as expressed in the
Securities Act of 1933, as amended, and is therefore unenforceable.

ITEM 16.    Exhibits.
-------     --------

Exhibit No.

  4.1       Specimen  Certificate of the Registrant's Common Stock (incorporated by reference to the Registrant's registration statement on Form SB-2 dated November 5, 1993)

  5.1**     Legality Opinion

 15.1*      Letter of Bachrach,  Waschitz &  Waschitz,  LLP,  included in Exhibit
            No. 23.2

 23.1*      Consent  of  Friedman  Alpren  &   Green  LLP,   independent   public
            accountants

 23.2*      Consent of Bachrach,  Waschitz &  Waschitz,  LLP,  independent public accountants

 23.3**     Consent of Olshan Grundman Frome Rosenzweig &  Wolosky LLP,  included in Exhibit No. 5.1

 24.1**     Power of Attorney

-------
*Filed herewith
** Previously filed

ITEM 17.    Undertakings.
-------     ------------

        (a) The undersigned registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                   (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                   (ii) To reflect in the  prospectus any facts or events which, individually or together,  represent a fundamental  change in the information in the  registration  statement.  Notwithstanding  the foregoing,,  any increase or decrease  in  volume  of  securities  offered  (if the  total  dollar  value  of securities offered would not exceed that which was registered) and any deviation from  the  low or  high  end of the  estimated  maximum  offering  range  may be reflected in the form of prospectus  filed with the Commission  pursuant to Rule
424(b) if, in the aggregate,  the changes in volume and price  represent no more than a 20%  change  in the  maximum  aggregate  offering  price set forth in the
"Calculation of Registration Fee" table in the effective registration statement;
and

                                      II-2

                   (iii) To include any material information with respect to the plan of distribution not previously  disclosed in the registration  statement or any material change to such information in the registration statement.

               (2) That,  for the  purpose of  determining  liability  under the
Securities  Act,  treat  each  post-effective  amendment  as a new  registration statement of the securities offered,  and the offering of the securities at that time to be the initial bona fide offering.

               (3) File a post-effective  amendment to remove from  registration any of the securities that remain unsold at the end of the offering.

            (b) Insofar as  indemnification  for  liabilities  arising under the
Securities Act may be permitted to directors,  officers and controlling  persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and  Exchange  Commission  such  indemnification  is  against  public  policy as expressed in the Act and is, therefore, unenforceable.

                                      II-3

                                   SIGNATURES

     Pursuant to the  requirements of the Securities Act of 1933, the Registrant certifies  that it has  reasonable  grounds to believe  that it meets all of the requirements  for  filing  on Form S-3 and has  duly  caused  this  registration statement  to be  signed  on its  behalf  by  the  undersigned,  thereunto  duly
authorized,  in the  City of   Monticello,  State  of New York on the 12th day of
November, 2003.

                                  Empire Resorts, Inc.
                                  (Registrant)

                                  By: /s/ Robert A. Berman
                                     ------------------------------------------
                                      Robert A. Berman
                                      Chief Executive Officer

     Pursuant to the  requirements of the Securities  Exchange Act of 1934, this report has been signed below by the  following  persons on behalf of the Company and in the capacities and on the date indicated.

Signature                                      Title                           Date
---------                                      -----                           ----

*                                              Chairman of the Board of        November 12, 2003
------------------------------------           Directors
David Matheson

                                               Chief Executive Officer and
                                               Director (Principal Executive
/s/ Robert A. Berman                           Officer)                        November 12, 2003
------------------------------------
Robert A. Berman

                                               Chief Financial Officer
                                               (Principal Accounting and
*                                              Financial Officer)              November 12, 2003
-----------------------------
Scott A. Kaniewski

*                                              President and Director          November 12, 2003
-----------------------------
Morad Tahbaz

*                                              Director                        November 12, 2003
-----------------------------
Paul deBary

*                                              Director                        November 12, 2003
-----------------------------
John Sharpe

                                      II-4

Signature                                      Title                           Date
---------                                      -----                           ----

*                                              Director                        November 12, 2003
-----------------------------
David P. Hanlon

*                                              Director                        November 12, 2003
-----------------------------
Arthur I. Sonnenblick

*                                              Director                        November 12, 2003
-----------------------------
Joseph E. Bernstein

*                                              Director                        November 12, 2003
-----------------------------
Ralph J. Bernstein

*  By:  /s/ Robert A. Berman
        ---------------------
            Robert A. Berman
            Attorney-in-fact

                                      II-5